UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2012

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Medicis Pharmaceutical Corporation (“Medicis,” “we,” “us” or “our”) to be held on Tuesday, May 15, 2012, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona.

At this year’s annual meeting you will be asked to: (i) elect two directors to serve for a three-year term; (ii) ratify the selection of our independent registered public accountants; (iii) vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”); and (iv) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees to serve as our directors, ratification of the Audit Committee’s selection of independent registered public accountants, and approval of the say-on-pay vote are in the best interests of Medicis and its stockholders, and, accordingly, recommends a vote “FOR” each of the nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, and a vote “FOR” the advisory say-on-pay vote.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Seth L. Rodner

Executive Vice President, Chief Legal Officer and

Corporate Secretary

i

ii

MEDICIS PHARMACEUTICAL CORPORATION

7720 North Dobson Road

Scottsdale, Arizona 85256-2740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 15, 2012

To the Stockholders of Medicis Pharmaceutical Corporation (“Medicis”):

We will hold an annual meeting of stockholders of Medicis at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, on Tuesday, May 15, 2012, at 9:30 a.m. local time. We will consider and act on the following items of business at the annual meeting:

1. Re-election of Arthur G. Altschul, Jr. and Philip S. Schein, M.D. as directors for a three-year term expiring at the 2015 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012.

3. Advisory (non-binding) vote regarding approval of our executive compensation as described in the proxy statement (“say-on-pay vote”).

4. Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The board of directors recommends a vote “FOR” each of the two nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants and a vote “FOR” the advisory say-on-pay vote.

Only Medicis stockholders of record of shares of our Class A Common Stock at the close of business on March 16, 2012, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at the Medicis annual meeting will be available for inspection at the annual meeting, and at the executive offices of Medicis during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.    It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

The Scottsdale Resort and Conference Center is accessible to those who require special assistance. If you require special assistance, please call the hotel at (480) 991-9000.

By Order of the Board of Directors,

Seth L. Rodner

Executive Vice President, Chief Legal Officer

and Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors (or “board”) of Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis,” “we,” “us” or “our”), for use at our 2012 annual meeting of stockholders to be held on Tuesday, May 15, 2012, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. Directions to attend the annual meeting can be found on our website at www.medicis.com/eproxy.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 4, 2012, we will mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to Be Held on May 15, 2012

This proxy statement and our 2011 Annual Report are available on our website at http://www.medicis.com/eproxy/. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2011 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our Class A Common Stock (or “common stock”) as of the close of business on March 16, 2012. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 14, 2012. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT.    You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of each of the two nominees for director, “FOR” ratification of the selection of the independent registered public accountants, and “FOR” the advisory say-on-pay vote. The proxy gives each of Jonah Shacknai, Mark A. Prygocki and Jason D. Hanson discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Medicis proxies should be addressed to:

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256-2740

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Quorum and Votes Required

At the close of business on March 16, 2012, 59,479,142 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum.    A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes.    Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which the NYSE determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Item 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Items 1 (election of directors) and 3 (say-on-pay vote) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

Election of Directors.    Our bylaws provide a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. In accordance with our policy, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the board. The Nominating and Governance Committee of the board, or another duly authorized committee of the board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”).

Ratification of Independent Registered Public Accountants.    The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accountants, thus broker non-votes are generally not expected to result from the vote on Item 2.

Advisory Say-on-Pay Vote.    The affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions will have the same effect as voting against this proposal. The approval of Item 3 is a non-routine proposal on which a broker or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the say-on-pay vote.

Solicitation of Proxies

Our board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $25,000 in the aggregate. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (480) 291-5854 or investor.relations@medicis.com or write to: Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, Attention: Investor Relations.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws, or bylaws, provide for a range of directors from three to twelve, with the exact number set by the board. The board has set the current authorized directors at eight members. The directors are divided into three classes. Each director serves a term of three years. There are currently eight members of our board. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting consists of two directors.

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our board has nominated Arthur G. Altschul, Jr. and Philip S. Schein, M.D. for re-election as directors to the board. If elected, each director nominee would serve a three-year term expiring at the close of our 2015 annual meeting, or until their successors are duly elected. Mr. Altschul and Dr. Schein currently serve on our board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any directors or executive officers.

Name	Age	Position	Director Since	Term Expires
Jonah Shacknai(1)	55	Chairman, Chief Executive Officer	1988	2013
Arthur G. Altschul, Jr.(2)(3)(4)	48	Director	1992	2012
Spencer Davidson(1)(3)(4)	69	Director	1999	2014
Stuart Diamond(2)(6)	51	Director	2002	2014
Peter S. Knight, Esq.(5)	61	Director	1997	2014
Michael A. Pietrangelo(1)(4)(6)	69	Director	1990	2013
Philip S. Schein, M.D.(2)	72	Director	1990	2012
Lottie H. Shackelford(3)(5)(6)	70	Director	1993	2013

(1)	Current member of the Executive Committee

(2)	Current member of the Audit Committee

(3)	Current member of the Stock Option and Compensation Committee

(4)	Current member of the Nominating and Governance Committee

(5)	Current member of the Employee Development and Retention Committee

(6)	Current member of the Compliance Committee

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 16, 2012.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

Arthur G. Altschul, Jr. has been our director since December 1992. He has worked in money management, investment banking and as a member of senior management of a publicly-traded health care concern.

Mr. Altschul is co-founder and chairman of Kolltan Pharmaceuticals, Inc. and a founder and a Managing Member of Diaz & Altschul Capital Management, LLC, a private investment advisory firm, a position he has held since 1996. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., a biopharmaceutical firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed Income Trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Company. Mr. Altschul currently serves on the board of directors of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange; Delta Opportunity Fund, Ltd., an investment fund which invests primarily in the health care industry; Medrium, Inc., a provider of automated medical billing solutions; and other private ventures. He also serves as a director of The Overbrook Foundation and as a trustee of The Neurosciences Research Foundation, Inc., and served as a trustee of the National Public Radio Foundation until January 1, 2011. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

With his diverse business background in finance, wealth management and the pharmaceutical industry, Mr. Altschul provides the board with valuable financial and investment expertise and an in-depth understanding of the pharmaceutical industry. Having founded several companies, Mr. Altschul also brings an entrepreneurial spirit and a proven track record of success which plays a vital role in board discussions and deliberations regarding our strategic direction and operations. In addition, Mr. Altschul has considerable directorial and governance experience.

Philip S. Schein, M.D. has been our director since October 1990. Since 2002, Dr. Schein has served as Visiting Professor in Cancer Pharmacology, Oxford University, and since 1999, as President of The Schein Group, a consulting service to the pharmaceutical industry on issues of therapeutic development and regulatory affairs. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly-held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University; Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs; and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. Dr. Schein currently serves as a director at several private entities including Martin Memorial Medical Center Foundation, a not-for-profit organization. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton.

With a distinguished career in multiple areas of the pharmaceutical industry, Dr. Schein brings a wealth of knowledge, expertise and experience to the board. Importantly, Dr. Schein contributes technical expertise that is critical to the board’s understanding of the complex scientific issues we face. Dr. Schein has substantial experience advising and managing public companies in the pharmaceutical industry, from which he contributes valuable insights and advice with respect to our research and development efforts, strategic direction and operations.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Michael A. Pietrangelo has been our director since October 1990. Since 1998, Mr. Pietrangelo has practiced law at Pietrangelo Cook PLC, based in Memphis, Tennessee. From November 1997 until September 30, 2005, Mr. Pietrangelo also served as a consultant to us in areas relating to the pharmaceutical industry. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission from 1967 to 1968, and later for Pfizer, Inc., from 1968 to 1972. Mr. Pietrangelo joined

Schering-Plough Corporation in Memphis, Tennessee in 1972, first as Legal Director and then as Associate General Counsel. During that time, he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi School of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a gift wrap and greeting cards company. From 1994 until 1998, he served as President of Johnson Products Company, a subsidiary of IVAX Corporation. Mr. Pietrangelo also serves on the boards of directors of the American Parkinson Disease Association, a not-for-profit organization, MRI Interventions, Inc., a privately held medical device company, and Universal Insurance Holdings, Inc., a publicly held insurance holding company. Mr. Pietrangelo is currently Managing Partner of The Theraplex Company LLC.

With his distinguished career as an attorney, professor and senior executive, and having over forty years of experience in the health care industry, Mr. Pietrangelo brings to the board extensive knowledge of the health care industry, including in the areas of law, marketing and management. Mr. Pietrangelo also has substantial experience working with consumer packaged goods, including over the counter drug, skin care and hair care products, in a range of markets. Further, Mr. Pietrangelo has been a director of our Company since 1990, and accordingly has extensive knowledge about Medicis in particular and its business, and provides continuity to the board. Mr. Pietrangelo’s diverse and extensive experience in the areas of law, business and the health care industry, together with his years of experience with the Company, allow him to offer a unique and valuable perspective to the board.

Lottie H. Shackelford has been our director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair Emeritus of the Democratic National Committee since February 2009, having served as Vice Chair from 1989 to 2009. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993; Deputy Campaign Manager of Clinton for President from February 1992 to November 1992; and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She is a former director of Philander Smith College, the Chapman Funds in Baltimore, Maryland and the Overseas Private Investment Corporation. Ms. Shackelford has served as a member of the board of directors of Southern Youth Leadership Institute since 2008. She has also been the recipient of numerous awards and achievements, including Registry of Outstanding Women, Esquire Magazine (1984-1985); voted Woman of the Year, Arkansas Democrat/Gazette Newspaper (1984-1985); Arkansas Black Hall of Fame Inductee (1993); U.S. delegate to the United Nations Commission on the Status of Women, Vienna, Austria (1993); National Annual Leadership Award — National Forum of Public Administrators (2007); and, listed as one of 25 Arkansas Business Minority Trailblazers (2009).

With a distinguished career in both the political arena and private sector, Ms. Shackelford offers the board a wealth of management and leadership experience. In addition, Ms. Shackelford has substantial training in compliance and ethics issues and continues to receive training on an annual basis, and she has previously served as a member of our Nominating and Governance Committee. As a result of her substantial experience and knowledge, Ms. Shackelford contributes valuable expertise on governance, ethics, client services, government relations and company growth and strategy. As one of our longest standing directors, Ms. Shackelford provides continuity to the board and has a broad understanding of the strategic and operational issues we face.

Jonah Shacknai is our founder, Chairman and has been our Chief Executive Officer since 1988. Mr. Shacknai has an extremely well diversified corporate and public service background. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives,

Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive capacity with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. In November 1999, Mr. Shacknai was selected to serve on the Listed Company Advisory Committee to the New York Stock Exchange (“LCAC”). The LCAC was created in 1976 by the New York Stock Exchange board to address issues that are of critical importance to the Exchange and the corporate community. In May 2002, Mr. Shacknai was honored with a Doctorate of Humane Letters by the NYCPM (affiliate of Columbia University College of Physicians & Surgeons), and in the Fall of 2001, he received the national award from the Freedoms Foundation at Valley Forge®. In January 2000, Mr. Shacknai was selected as Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. Mr. Shacknai is president and director of the Whispering Hope Ranch Foundation, a ranch centered around special needs children, and is an honorary director of Delta Society, a public service organization promoting animal-human bonds. He is also a director of the Southwest Autism Research & Resource Center and the Campaign for Tobacco-Free Kids. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three finalists for U.S. Entrepreneur of the Year. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and on the U.S.-Israel Science and Technology Commission, both federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

With a distinguished career, and having achieved multiple successes in a broad range of areas, including in public service, law and the health care industry, Mr. Shacknai provides the board with demonstrated leadership capabilities and is well-suited to serve as our Chairman. As our founder and CEO, Mr. Shacknai has an in-depth knowledge and understanding of all facets of our business. He brings to the board substantial expertise and vast experience in regulatory, governance and legal matters, as well as years of experience working in the pharmaceutical and health care industries. He has also developed extensive relationships within the pharmaceutical and health care industries throughout his career, including with health care professionals, which uniquely positions him to advance our objectives. Through his experience, his knowledge of our operations and the markets in which we compete, and his professional relationships within our industry, Mr. Shacknai is exceptionally qualified to identify important matters for board review and deliberation and is instrumental in assisting the board in determining our corporate strategy. In addition, by serving as both our Chairman and CEO, Mr. Shacknai serves as an invaluable bridge between management and the board and ensures that both groups act with a common purpose.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Spencer Davidson has been our director since January 1999. Since 1994, Mr. Davidson has served as President, Chief Executive Officer and director, and since April of 2007 has served as Chairman, of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange. His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver, investment counselors, where he served as General Partner; and Odyssey Partners, a private investment firm, where he served as Fund Manager. Additionally, Mr. Davidson currently serves as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City University and Columbia University, Mr. Davidson holds an M.B.A., a C.F.A. and a C.I.C.

With extensive experience in key leadership roles at various investment companies, Mr. Davidson brings to the board demonstrated leadership skills and a track record of success. Mr. Davidson’s expertise in finance makes him a valuable contributor to discussions and deliberations involving many of the strategic, compliance and operational issues we face. Mr. Davidson also has considerable directorial and governance experience, having served as director of, and currently as Chairman of, General American Investors Company, Inc.

Stuart Diamond has been our director since November 2002. He has served as Chief Financial Officer, North America, of GroupM Worldwide, Inc., a subsidiary of WPP Group plc, which is listed on the London Stock Exchange, since August 2008. Previously he served as Chief Financial Officer of National Medical Health Card Systems Inc., a publicly-traded provider of pharmacy benefits management services, from January 2006 to August 2007. He served as worldwide Chief Financial Officer for Ogilvy Healthworld (formerly Healthworld Corporation), a division of Ogilvy & Mather, a division of WPP Group plc, a London Stock Exchange-listed company, from January 2005 until January 2006, and he served as Chief Financial Officer of Healthworld Communications Group, a division of WPP Group plc, a London Stock Exchange-listed company, from August 2003 until January 2005. He served as Chief Financial Officer of the Americas Region of the Bates Group and of Healthworld Corporation, divisions of Cordiant Communications, a London Stock Exchange-listed company, from October 2002 to August 2003. He served as Chief Financial Officer of Healthworld Corporation, a division of Cordiant Communications Group plc from March 2000 to October 2002. He served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Healthworld Corporation, a publicly-owned pharmaceutical advertising agency, from August 1997 to March 2000. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein, Inc., an apparel company, from April 1996 to August 1997. Mr. Diamond served as Chief Financial Officer of Medicis from 1990 until 1995.

Mr. Diamond has extensive management experience as a senior executive with which he contributes to the board a wealth of knowledge and insight, especially on matters relating to finance and accounting. Mr. Diamond developed his finance and accounting expertise while serving as Chief Financial Officer for a number of companies, including Medicis from 1990 to 1995. With this experience, Mr. Diamond possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Peter S. Knight, Esq., has been our director since June 1997. Since August 2004, Mr. Knight has served as President and Chief Compliance Officer of Generation Investment Management US LLP, a London-based investment firm focusing on global equities and sustainability. From September 2001 to December 2003, Mr. Knight was a Managing Director of MetWest Financial, a Los Angeles-based financial services company. From 1999 until 2001, Mr. Knight served as President of Sage Venture Partners, overseeing technology and biotechnology investments. Mr. Knight started his career with the Antitrust Division of the Department of Justice. From 1977 to 1989, Mr. Knight served as Chief of Staff to Al Gore when Mr. Gore was a member of the U.S. House of Representatives and later the U.S. Senate. Mr. Knight served as General Counsel of Medicis from 1989 to 1991, and then established his law practice representing numerous Fortune 500 companies as a named partner in Wunder, Knight, a Washington, D.C. law firm. Mr. Knight has held senior positions on four presidential campaigns, including serving as the campaign manager for the successful 1996 re-election of President Clinton. Mr. Knight currently serves as a director of PAR Pharmaceutical Companies, Inc., an NYSE-listed developer, manufacturer and distributor of generic pharmaceuticals. From 1999 to 2010, Mr. Knight served as a director and as a member of the Audit and Compensation Committees of EntreMed, a NASDAQ-listed clinical stage pharmaceutical company. From 2000 to 2008, Mr. Knight served as a director on the board of Schroders’ Hedge Fund Family and, from 1994 to 2009, he served as a director on the board of Schroders’ Mutual Fund Family. He is also a member of the Cornell University College of Arts and Sciences Council and a member of the Advisory Council of Cornell’s Johnson School Center for Sustainable Global Enterprise. He holds a B.A. degree from Cornell University and a J.D. degree from Georgetown University Law Center.

Mr. Knight’s experience managing and advising large companies, including several in the pharmaceutical industry, and his experience as a chief compliance officer, provides the board with valuable expertise on compliance and other legal and regulatory matters. In addition, with his extensive business, investment and managerial experience, Mr. Knight contributes meaningful insight and guidance relating to our operations and business strategy. Mr. Knight also brings to the board considerable directorial and governance experience.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 16, 2012.

Name	Age	Position
Jonah Shacknai	55	Chairman, Chief Executive Officer, Director
Jason D. Hanson	43	Executive Vice President, Chief Operating Officer
Vincent P. Ippolito	53	Executive Vice President, Sales and Marketing
Richard D. Peterson	44	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Prygocki	45	President
Seth Rodner	42	Executive Vice President, Chief Legal Officer and Corporate Secretary
Mitchell Wortzman, Ph.D.	61	Executive Vice President, Chief Scientific Officer

Jonah Shacknai. See above “— Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders.”

Jason D. Hanson has served as our Executive Vice President, Chief Operating Officer since July 2010. Mr. Hanson joined us in July 2006 and served as Executive Vice President, General Counsel and Corporate Secretary through June 2010. From April 2004 to July 2006, Mr. Hanson served as General Counsel for GE Healthcare Technologies, a global business specializing in medical imaging, information technology and other durable medical equipment and services. Mr. Hanson joined General Electric in April 1999 as Senior Counsel, Global Litigation & Compliance, GE Medical Systems. In 2001, Mr. Hanson was promoted to General Counsel, Americas for GE Medical Systems, a position he held until April 2004.

Vincent P. Ippolito has served as our Executive Vice President, Sales and Marketing since April 2008. From January 2006 to April 2008, Mr. Ippolito served as our Senior Vice President of North American Sales. From January 2003 to January 2006, Mr. Ippolito served as our General Manager of Dermatology Products, responsible for the marketing and sales function. Prior to joining us, from 1986 to January 2003, Mr. Ippolito was employed by Novartis AG, a global pharmaceutical company, where he served in a variety of sales and marketing roles including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products and Vice President of Sales in the Respiratory and Dermatology Division.

Richard D. Peterson has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2008. Mr. Peterson also serves as our Chief Accounting Officer. Mr. Peterson has held various finance related positions with us since 1995. From February 2007 to April 2008, Mr. Peterson served as our Senior Vice President of Finance. From August 2002 to February 2007, he served as our Vice President of Finance. Prior to joining us, Mr. Peterson was employed by PricewaterhouseCoopers as a member of the audit department. Mr. Peterson is a member of the Financial Executives Institute and serves on the board of the Phoenix Zoo, a non-profit organization.

Mark A. Prygocki has been employed by Medicis for more than twenty years and has served as our President since July 2010. Mr. Prygocki served as our Chief Operating Officer from April 2008 and as Executive Vice President from January 2001, in each case through July 2010. From May 1995 to April 2008, he served as our Chief Financial Officer and Treasurer. Mr. Prygocki served as our Corporate Secretary from May 1995 through July 2006. From October 1991 to May 1995, he served as our Controller. Prior to his employment with us, from July 1990 to October 1991, Mr. Prygocki was employed by Citigroup, an investment banking firm, in the regulatory reporting division. Prior to that, Mr. Prygocki spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executives Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the board of Whispering Hope Ranch Foundation, a non-profit organization that assists children with special needs.

Seth L. Rodner has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since January 2012. Mr. Rodner has been responsible for our enterprise-wide legal affairs since December 2010, having served as our Senior Vice President, General Counsel and Corporate Secretary from December 2010 through December 2011. Mr. Rodner joined us in September 2006 as our Chief Compliance Officer and served in that capacity through November 2010. Prior to joining us, Mr. Rodner served as a white collar defense and complex business litigation partner in a prominent Florida law firm, and before that as a federal prosecutor with the U.S. Department of Justice in Washington, D.C. Mr. Rodner serves on the board of Whispering Hope Ranch Foundation, a non-profit organization that assists children with special needs.

Mitchell S. Wortzman, Ph.D. has served as our Executive Vice President and Chief Scientific Officer since July 2003, and as Executive Vice President, Research & Development from January 2001 to July 2003. Dr. Wortzman served as our Senior Vice President, Research and Development from August 1997 to January 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division.

GOVERNANCE OF MEDICIS

Composition of the Board of Directors

Our board has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://www.medicis.com/company/governance.asp. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. In accordance with these guidelines, a member of our board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director. A director may not serve as a director of another company without consent of the board. No director may serve as a director of more than three publicly-held companies. No director after having attained the age of 75 years will be nominated for re-election or reappointment to our board.

Board Leadership Structure

Our board believes the positions of Chief Executive Officer and Chairman of the Board should be combined to provide unified leadership and direction. Our board reserves the right to adopt a different policy should circumstances change. The Chairman/Chief Executive Officer works closely with the entire board and has regular substantive communications with the Chairperson of the Nominating and Governance Committee, Spencer Davidson, who is also our lead non-management director. Our corporate governance guidelines provide that the lead non-management director is responsible for chairing the regular sessions of the non-executive directors and that the non-management directors will communicate on a regular basis, but not less than three times a year, and will meet in executive session at the beginning or conclusion of each regularly-scheduled board meeting.

The board believes that it is currently in our best interest to have Mr. Shacknai serve as Chairman and Chief Executive Officer for the following reasons. The Chief Executive Officer serves as a bridge between management and the board, ensuring that both groups act with a common purpose. The extensive knowledge of Mr. Shacknai, our founder, regarding our operations and industries and the markets in which we compete uniquely positions him to identify matters for board review and deliberation. Additionally, the combined role of Chairman and Chief Executive Officer, while balanced with our use of a lead non-management director, facilitates centralized board leadership in one person, so there is no ambiguity about accountability. This structure also eliminates conflict between two leaders and minimizes the likelihood of two spokespersons sending different messages. In this regard, our board’s current leadership structure is consistent with practice at many large U.S. companies. American companies have historically followed a model in which the chief executive officer also serves as chairman of the board; this is particularly true for larger companies where the complexities of the issues often warrant a combined position to ensure effective and efficient board meetings, information flow, crisis management and long term planning. Our current leadership structure with the combined Chairman/Chief Executive Officer leadership role and a lead independent director enhances the Chairman/Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all board decisions. Finally, providing additional balance on our board, and as discussed in the following section, all of our directors other than Mr. Shacknai are independent under the rules of the NYSE.

Board Independence

In accordance with NYSE rules and Medicis’ corporate governance guidelines, our board has determined that all nominees for election to the board at the annual meeting and all continuing directors, other than Mr. Shacknai, are independent under the rules of the NYSE. In making this determination, the board considered all relationships between us and each director and each director’s family members. During fiscal year 2011, the only direct or indirect relationship between us and each director (or his or her immediate family), other than Mr. Shacknai, was the director’s service on our board.

Board Meetings

Our board held twelve meetings during fiscal year 2011. During fiscal year 2011, all directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The Chairman of the Board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management or other employees present. The Chairperson of the Nominating and Governance Committee, Spencer Davidson, presides over these meetings as our lead non-management director. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. Directors Arthur Altschul, Jr., Spencer Davidson, Stuart Diamond, Peter Knight, Michael Pietrangelo, Philip Schein, M.D., and Lottie Shackelford each attended the 2011 annual meeting telephonically. Jonah Shacknai attended the 2011 annual meeting in person.

Board Committees

Our board maintains a standing Audit Committee, Nominating and Governance Committee, Stock Option and Compensation Committee, Employee Development and Retention Committee and Compliance Committee. To view the charter of each of these committees, please visit the corporate governance section of our website at www.medicis.com. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. The membership of all of our standing board committees as of the record date is as follows:

Director	Audit	Nominating and Governance	Stock Option and Compensation	Executive	Employee Development and Retention	Compliance
Jonah Shacknai				**
Arthur G. Altschul, Jr.	**	**	**
Spencer Davidson		“C”	“C”	**
Stuart Diamond	“C”					**
Peter S. Knight, Esq.					**
Michael A. Pietrangelo		**		“C”		“C”
Philip S. Schein, M.D.	**
Lottie H. Shackelford			**		“C”	**

**   Member

“C”	Chairperson

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

During fiscal 2011 and currently, Stuart Diamond (Chairperson), Dr. Philip S. Schein and Arthur G. Altschul, Jr. serve as the members of the Audit Committee. The Audit Committee met ten times during fiscal 2011. In addition to all members of this committee being determined by our board to be independent under NYSE rules, our board has determined that all current Audit Committee members are financially literate under the listing standards of the NYSE and under the requirements of the SEC rules. Our board has also determined that Mr. Diamond qualifies as an “audit committee financial expert” as such term is defined by the SEC rules.

Nominating and Governance Committee

We have a standing Nominating and Governance Committee, or Nominating Committee. Spencer Davidson (Chairperson), Arthur G. Altschul, Jr. and Michael A. Pietrangelo serve as the members of the Nominating Committee. The Nominating Committee met four times in fiscal 2011. Our board has determined that each of the members of the Nominating Committee qualifies as an independent director under the NYSE rules. The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for board membership. In evaluating the suitability of individuals and establishing a diverse board of directors, the Nominating Committee considers many factors, including experience, wisdom, background, integrity, skills (such as understanding of finance and marketing), educational and professional background and training, and willingness and ability to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer or our stockholders. In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Stock Option and Compensation Committee

We have a standing Stock Option and Compensation Committee, or Compensation Committee. Spencer Davidson (Chairperson), Arthur G. Altschul, Jr. and Lottie H. Shackelford serve as members of the Compensation Committee. The Compensation Committee met eight times in fiscal 2011. Our board has determined that each of the members of the Compensation Committee qualifies as an independent director under the NYSE rules. The Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of stock options and restricted stock to all eligible employees and non-employee directors under our equity based plans. The Compensation Committee, with concurrent approval of the board, has delegated certain authority to two sub-committees of the board, each comprised of Jonah Shacknai. Mr. Shacknai has the authority to grant equity awards in the form of restricted stock, options to purchase common stock and stock appreciation rights, to employees who are not our executive officers, with authority limited to an award value of $250,000 per individual in any one fiscal year and an aggregate award value of $2,000,000 for all individuals in any one fiscal year, subject to other terms and conditions. No awards were made in accordance with this authority during 2011. Mr. Shacknai is further authorized to approve amendments to incentive stock option agreements to permit the net exercise of stock options during the final six months of an option term, pursuant to a net share settlement program authorized by the Compensation Committee. No such amendments were submitted to Mr. Shacknai for approval during 2011.

For compensation decisions relating to our executive officers, other than our Chief Executive Officer, our Compensation Committee considers the recommendations of our Chief Executive Officer, which are based in part on assessments of each executive officer’s performance during the year, discussions between him and each executive officer, his observations of the executive officer’s performance during the year, the recommendations of our Senior Vice President, Human Resources and third party compensation consultants, and competitive pay practices. For compensation decisions relating to our Chief Executive Officer, the Compensation Committee considers a summary of our annual performance prepared by our Chief Executive Officer, their observations and assessments of our Chief Executive Officer’s performance and competitive pay practices.

In early 2011, the Compensation Committee conducted its annual review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this annual review, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a nationally recognized independent consulting firm specializing in compensation matters. Compensia reported directly to the Compensation Committee and had access to senior management, including our Senior Vice President of Human Resources, who interacted with Compensia to provide information relevant to its review. To aid the Compensation Committee in its review, Compensia prepared an assessment of the total direct compensation packages of our executive officers as compared to our peer group. During 2011, Compensia only performed services related to executive and director compensation and did not perform any other services for the Compensation Committee, management or us.

During the fall of 2011, the Compensation Committee authorized the continued engagement of Compensia to assist the Compensation Committee with its review of salary, bonus and equity compensation to be paid to our executive officers for 2012 as well as other services and support as needed.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis.”

Executive Committee

We have a standing Executive Committee. During fiscal 2011 and currently, Michael A. Pietrangelo (Chairperson), Spencer Davidson and Jonah Shacknai serve as members of the Executive Committee. The Executive Committee consults informally on business issues periodically throughout the year. The Executive Committee is authorized to exercise the rights, powers and authority of the board between board meetings.

Employee Development and Retention Committee

We have a standing Employee Development and Retention Committee. During fiscal 2011 and currently, Lottie H. Shackelford (Chairperson) and Peter S. Knight serve as members of the Employee Development and Retention Committee. The Employee Development and Retention Committee met four times in fiscal 2011. The Employee Development and Retention Committee provides guidance to our board concerning the recruiting and outreach efforts to attract a diverse job candidate pool, hiring, training, promotion and retention of employees, as well as addressing specific issues or problems that arise relating to employee development and retention.

Compliance Committee

We have a standing Compliance Committee. During fiscal 2011 and currently, Michael A. Pietrangelo (Chairperson), Stuart Diamond and Lottie H. Shackelford serve as members of the Compliance Committee. The

Compliance Committee assists the board in providing oversight and guidance over our compliance program with respect to legal and regulatory compliance, including reviewing our polices and practice regarding clinical research, product quality, environmental protection and research and development. The Compliance Committee is charged with reviewing our compliance policies and practices and monitoring our compliance in the areas of legal and social responsibility. The Compliance Committee met four times in fiscal 2011.

Risk Oversight

Our board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. While our board has the ultimate oversight responsibility for the risk management process, various committees of the board also have the authority and obligation to discuss with management, and assist the board with, our policies regarding risk assessment and exposure and the steps taken to manage and oversee our risk. For example, the Audit Committee focuses on financial risk exposures, the Compensation Committee reviews risks related to our compensation plans, policies and programs, and our Compliance Committee assists the board in its oversight of legal and regulatory compliance and related risks.

Compensation Risk Assessment.    In early 2012, our management completed a risk assessment of our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presented its findings to the Compensation Committee. Management prepared a risk assessment of all of our compensation programs, including base salary practices, bonus programs, equity award and incentive plans and grant practices, and severance and change in control benefits payable under stand-alone agreements and under retention plans, with a particular focus on the programs, controls and procedures concerning variability of payout, performance measures, the ability of a participant to directly affect payout and other risk mitigation factors.

The Compensation Committee and its consultant reviewed this assessment and the various incentive and other compensation programs and practices throughout the Company and the processes for implementing these programs. As part of its review, the Compensation Committee and its consultant considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•

Our compensation programs appropriately balance short- and long-term incentives through a mix of cash incentives tied to Company-wide performance goals and equity grants tied to long-term stockholder value in the form of restricted stock for executive officers and restricted stock, options and/or stock appreciation rights for non-executive employees.

•

The Compensation Committee may apply its discretion in determining the bonuses earned under our cash incentive plan for executive officers and otherwise providing bonuses to executive officers. Our sales plans include adjustments for failure to meet certain compliance and marketing standards.

•

Changes to base pay and incentive payouts to employees require multiple levels of approval up through management level, and similar changes with respect to executive officers is subject to oversight and approval by the Compensation Committee.

•	Maximum payouts to executives under our cash incentive plan are capped both as a percentage of target levels and at an overall cash value.

•	Formal policies and procedures regarding the grant of equity awards are in place and followed.

•	Stock ownership guidelines for our executive officers have been in place since February 2007 and are reviewed semi-annually by the Compensation Committee for individual compliance.

Based on this assessment, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested persons, including stockholders, may communicate with our board, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. Our Corporate Secretary will submit all correspondence to the lead non-management director and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.medicis.com. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Compensation of Directors

Our Chief Executive Officer does not receive additional compensation for his service as a director. The Compensation Committee is responsible for the periodic review of fees and benefits paid to non-employee directors and for submitting any recommended changes to the board. The table below summarizes the retainers and fees approved by our board upon the recommendation of our Compensation Committee for payment to our non-employee directors:

Service On	Annual Retainer	Per Meeting Fee(1)	Annual Committee Chair Retainer	Annual Committee Service Retainer(2)
Board.	$25,000	$10,000	—	—
Audit Committee	—	—	$15,000	$5,000
Compensation Committee	—	—	10,000	—
Compliance Committee	—	—	10,000	3,000
Employee Development and Retention Committee	—	—	10,000	—
Executive Committee	—	—	5,000	—
Nominating and Governance Committee	—	—	10,000	—

(1)	Paid for each regularly scheduled board meeting at which such director participates in-person but excluding special meetings of the board. No additional fee is paid for telephonic or videoconference participation at any meeting of the board.

(2)	Paid to all committee members except Chair.

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2011.

Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Option Awards(2)(4)	Restricted Stock Awards(3)(4)	Total
Arthur G. Altschul, Jr.	$70,000	$87,500	$87,495	$244,995
Spencer Davidson	75,000	87,500	87,495	249,995
Stuart Diamond	83,000	87,500	87,495	257,995
Peter S. Knight, Esq.	65,000	87,500	87,495	239,995
Michael A. Pietrangelo	80,000	87,500	87,495	254,995
Philip S. Schein, M.D.	70,000	87,500	87,495	244,995
Lottie H. Shackelford	78,000	87,500	87,495	252,995

(1)	The fees earned or paid in cash set forth in the table above include the annual retainer, per meeting fee, annual committee chair retainer and annual committee service retainer, as applicable. The members of the board also are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management. Retainer fees are typically paid in advance, in six-month or twelve-month amounts. Thus, the amount of fees paid to non-employee directors during 2011 was for the twelve-month period from April 1, 2011 to March 31, 2012. Fees related to the period prior to April 1, 2011 were paid to non-employee directors during 2010.

(2)	Represents an automatic annual grant of stock options with a value of $87,500 per award issued to non-employee directors pursuant to the 2006 Incentive Award Plan. The amounts shown equal the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. The grant date fair value of the grant on May 17, 2011 of options to purchase 6,842 shares of our common stock was approximately $12.79, as computed in accordance with FASB ACS Topic 718. The grant date fair value was determined using the Black-Scholes option valuation model with the following assumptions: exercise price of $36.29, market price of $36.29, expected volatility of 0.33%, risk free interest rate of 2.47%, expected option life of 7 years, and expected dividend yield of 0.88%. The annual options vest upon the earlier of (i) the one-year anniversary of the grant date of such option or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in either case to the individual non-employee director’s continued service on the board through such date.

(3)	Represents an automatic annual grant of restricted stock with a value of $87,500 per award issued to non-employee directors pursuant to the 2006 Incentive Award Plan. The number of shares underlying each such award was determined using the closing stock price ($36.29) as of the date of grant (May 17, 2011) of such award. The annual grant of restricted stock vests upon the earlier of (i) the one-year anniversary of the grant date of such restricted stock or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in either case to the individual non-employee director’s continued service on the board through such date.

(3)	The following table sets forth the number of vested and unvested options and unvested restricted stock held by each of our non-employee directors as of the end of our 2011 fiscal year.

Director	Options Outstanding at 12/31/2011	Unvested Restricted Stock at 12/31/2011
Arthur G. Altschul, Jr.	121,887	2,411
Spencer Davidson	131,342	2,411
Stuart Diamond	148,842	2,411
Peter S. Knight, Esq.	134,842	2,411
Michael A. Pietrangelo	152,342	2,411
Philip S. Schein, M.D.	116,342	2,411
Lottie H. Shackelford	152,342	2,411

The Compensation Committee determines the compensation of all non-employee directors in accordance with the Compensation Committee charter and recommends such compensation to the full board for approval. Our directors’ compensation arrangement was adopted by the board following the recommendation of the Compensation Committee and was in accordance with guidelines established by an independent consulting firm. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of our common stock through the payment of a portion of director compensation in restricted stock and/or options to purchase our common stock.

Director Stock Ownership Guidelines

Since 2007, we have maintained ownership guidelines for our executive officers and directors. Under the guidelines, each non-employee director has a two-year period from the guidelines implementation date, or later date of appointment to the board, as applicable, to comply with the ownership requirements. The annual retainer of each non-employee director is reviewed on a semi-annual basis, compared to his or her accumulated ownership of our equity based on a share price equal to the average closing price of our common stock for the previous 30 trading days. Only shares as to which the director has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the required market values, fluctuations in stock prices during blackout periods would not cause directors to fail to comply with this policy. As of December 31, 2011, all of our non-employee directors had fully met their requirements under the stock ownership guidelines.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2012, and the board has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2012.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 16, 2012, based on 59,479,142 shares of common stock outstanding on that date, by (i) each director and director nominee; (ii) our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers for the year ended December 31, 2011 (collectively, the “named executive officers”); (iii) all of our directors and executive officers as of March 16, 2012, as a group; and (iv) each person known to us to own beneficially more than five percent (5%) of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

Name	Shares of Common Stock		Rights to Acquire Common Stock(1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock(2)
Directors and Named Executive Officers
Jonah Shacknai	858,995	(3)	996,625	1,855,620	3.1%
Arthur G. Altschul, Jr.	6,186	(4)	115,045	121,231	*
Spencer Davidson	7,411	(4)	124,500	131,911	*
Stuart Diamond	6,364	(4)	142,000	148,364	*
Peter S. Knight, Esq.	10,221	(4)	128,000	138,221	*
Michael A. Pietrangelo	15,609	(4)	145,500	161,109	*
Philip S. Schein, M.D.	5,911	(4)	109,500	115,411	*
Lottie H. Shackelford	7,111	(4)	145,500	152,611	*
Jason D. Hanson	273,762	(5)	0	273,762	*
Richard D. Peterson	229,758	(6)	36,000	265,758	*
Mark A. Prygocki	309,758	(7)	202,157	511,915	*
Mitchell S. Wortzman	280,278	(8)	217,500	497,778	*
All current executive officers and directors (including nominees) as a group (14 persons)	2,254,303	(9)	2,398,327	4,652,630	7.5%
5% Beneficial Owners
BlackRock, Inc.(10)	6,532,699		0	6,532,699	11.0%
Visium Balanced Master Fund, Ltd and affiliates(11)	3,850,000		0	3,850,000	6.5%
The Vanguard Group(12)	3,561,701		0	3,561,701	6.0%
Merrill Lynch & Co., Inc.(13)	3,224,938		0	3,224,938	5.4%

*	Less than 1%.

(1)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 16, 2012, upon the exercise of options.

(2)	Based on 59,479,142 shares of common stock outstanding on March 16, 2012, including an aggregate of 2,071,442 unvested shares of restricted stock. Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 16, 2012 are deemed to be outstanding and beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)	Includes 258,360 shares of unvested restricted stock and 62,500 shares subject to transfer pursuant to a settlement agreement, subject to certain conditions.

(4)	Includes 2,411 shares of unvested restricted stock.

(5)	Includes 244,401 shares of unvested restricted stock.

(6)	Includes 192,636 shares of unvested restricted stock, 8,000 shares subject to transfer pursuant to a settlement agreement (2,000 of which are unvested), and 102 shares held indirectly under the Medicis 401(k) plan.

(7)	Includes 238,850 shares of unvested restricted stock and 552 shares held indirectly under the Medicis 401(k) plan.

(8)	Includes 181,355 shares of unvested restricted stock and 718 shares held indirectly under the Medicis 401(k) plan.

(9)	Includes 1,350,178 shares of unvested restricted stock and 1,372 shares held indirectly under the Medicis 401(k) plan.

(10)	According to a Schedule 13G/A filed with the SEC on January 10, 2012 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited and BlackRock Investment Management (UK) Limited that hold the securities, BlackRock has sole voting and dispositive power with respect to all 6,532,699 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(11)	According to a Schedule 13G/A filed with the SEC on February 10, 2012 by Visium Balanced Master Fund, Ltd (“VBMF”), Visium Institutional Partners Master Fund, Ltd (“VIPMF”), Lyxor Visium Institutional Partners Fund, Ltd (“Lyxor”), Visium Asset Management, LP (“VAM”), JG Asset, LLC (“JG Asset”) and Jacob Gottlieb (“Gottlieb”). By virtue of his position as the Managing Member of JG Asset, which is the General Partner of VAM, Gottlieb may be deemed to beneficially own, and reports sole voting and dispositive power with respect to, all 3,850,000 shares. The following entities report beneficial ownership, sole voting power and sole dispositive power with respect to the following number of shares: VBMF (3,368,957); VIPMF (399,580); Lyxor (81,463); VAM (3,850,000); and JG Asset (3,850,000). By virtue of its position as investment manager to pooled investment funds across each of VBMF, VIPMF and Lyxor, VAM may be deemed to beneficially own the 3,850,000 shares beneficially owned by VBMF, VIPMF and Lyxor, collectively. The address for each of VBMF, VIPMF, Lyxor, VAM, JG Asset and Gottlieb is c/o Visium Asset Management, LP, 950 Third Avenue, New York, NY 10022.

(12)	According to a Schedule 13G filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. (the “The Vanguard Group”), which reports that it has sole voting and shared dispositive power with respect to 88,199 shares and sole dispositive power with respect to 3,473,502 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 88,199 shares as a result of its serving as investment manager of collective trust accounts and directs the voting of such shares.

(13)	According to a Schedule 13G filed with the SEC on February 7, 2006 by Merrill Lynch & Co., Inc., a parent holding company (“ML&Co.”), on behalf of Merrill Lynch Investment Managers (“MLIM”), an operating division of ML&Co. comprised of ML&Co.’s indirectly-owned asset management subsidiaries, the indirectly-owned subsidiaries of ML&Co. which hold these securities are the following investment advisors: (i) Federated Equity Management Company of PA, (ii) Gartmore Mutual Fund Capital Trust, (iii) IQ Investment Advisors, LLC, (iv) Merrill Lynch Investment Managers Ltd., (v) Fund Asset Management, L.P., (vi) Merrill Lynch Investment Managers, L.P., and (vii) Pacific Life Insurance Company. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. The address for ML&Co. and MLIM is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Stock Option and Compensation Committee, or Compensation Committee, of our board is responsible for, among other things, the oversight and determination of the compensation of our named executive officers, or NEOs, as well as the compensation program’s underlying philosophy and related policies, and the administration of our equity incentive plans. For the fiscal year ended December 31, 2011, our NEOs and their titles were as follows:

•	Jonah Shacknai, Chairman and Chief Executive Officer;

•	Jason D. Hanson, Executive Vice President and Chief Operating Officer;

•	Richard D. Peterson, Executive Vice President, Chief Financial Officer and Treasurer;

•	Mark A. Prygocki, President; and

•	Mitchell S. Wortzman, Ph.D., Executive Vice President and Chief Scientific Officer.

Executive Summary

Company and Stock Performance

Medicis is the leading independent specialty pharmaceutical company in the United States focusing on helping patients attain a healthy and youthful appearance and self-image through the development and marketing of products for the treatment of dermatological and aesthetic conditions. Medicis has been selected for the last two consecutive years as the only pharmaceutical company in the world named to the Ethisphere Institute’s prestigious World’s Most Ethical Companies list, which includes a select group of companies that demonstrate excellence in creating sustainable competitive advantage through better business practices and corporate integrity.

We have achieved significant financial growth over the past several years. Growth in net revenue over the three and five year periods commencing January 1, 2009 and January 1, 2007, respectively, and ending December 31, 2011 was 26 % and 58%, respectively, and in net income over the same time periods was 67% and 80%, respectively. In 2011, we experienced significant changes to our regulatory, competitive and business environments, and in light of such changing environments, we made substantial strategic investments in the future of the Company, which we believe will result in long term growth in stockholder value. In particular, we completed the largest acquisition in our history by acquiring the assets of Graceway Pharmaceuticals, LLC and significantly expanded our product development pipeline. We also began implementing a new managed care contracting strategy to significantly reduce our exposure to managed care restrictions, as well as other new initiatives to increase access to our products for patients. In addition, we stopped shipping our legacy strengths of our acne medication SOLODYN® (minocycline HCl, USP) Extended Release Tablets to wholesalers during 2011 as we transitioned to our newer strengths of SOLODYN that were approved by the U.S. Food and Drug Administration (“FDA”) in mid-2010. Notwithstanding the changes to our operating environment and our reinvestments in the Company in 2011, we continued to grow our key financial performance metrics of revenue and net income. The chart below summarizes our key financial results for 2011 compared to 2010.

	2011	2010
Net revenue*	$721 million	$696 million
Net income	$126.5 million	$123 million
Adjusted non-GAAP EBITDA*	$268 million	$276.3 million
EPS	$1.88	$1.89

*	These measures are used under our annual cash incentive program.

We had a strong year based on our positive stock performance. Our total stockholder return (“TSR”) for the one and three year periods ended December 31, 2011 were 25% and 35%, respectively, and the following chart shows our strong 1 year and 3 year TSR rank compared to our peer group.

	1yr TSR Rank	3yr TSR Rank
Medicis Peer Group(1)	52%	71%

(1)	Based on the 16 company peer group used by the Compensation Committee in its 2011 determinations and described on page 29.

Historical Pay for Performance

We believe it is important to have direct compensation tied to our performance in order to provide proper incentives and to enhance stockholder value. The following chart illustrates our five year net revenue growth in comparison to the total direct compensation paid to our Chief Executive Officer during these periods. As shown, our revenue growth has generally outpaced the growth in direct compensation paid to our Chief Executive Officer. For these purposes, total direct compensation is as reported in the Summary Compensation Table (“SCT”) for each year, excluding, however, the value of changes in pension value, including under our recently enacted Supplemental Executive Retirement Plan, as these values reflect payments upon retirement or certain other events and are not intended as direct compensation for services provided and performance achieved.

Developments in 2011

During 2011, we successfully re-negotiated our employment agreement with Jonah Shacknai, our Chief Executive Officer, and, in material part:

•	eliminated his right to tax gross-up payments and implemented a best pay limitation;

•	reduced the maximum payout cap for severance payments from four times salary plus bonus to three times salary plus bonus;

•	eliminated the automatic term renewal provisions; and

•	eliminated guaranteed minimum annual equity awards.

These changes were made in order to be responsive to the concerns of stockholder advisory groups regarding certain of our pay practices and to gain additional stockholder support for our executive compensation program following our say-on-pay vote for 2010 compensation, which achieved an approximately 78% approval by stockholders at our last annual meeting. In addition, consistent with our philosophy that all new executive officer agreements will not contain tax gross-up provisions, the employment agreement of Seth Rodner, who was promoted to an executive officer position effective January 1, 2012, did not include any tax gross-up provisions.

In connection with the amendment of our Chief Executive Officer’s employment agreement and in consideration of the modifications agreed to by Mr. Shacknai, and in order to promote the retention and stability among our senior management team, we implemented a Supplemental Executive Retirement Plan (“SERP”) during 2011. The SERP provides for five tiers of participation to facilitate parity among the members of our senior management team. The benefit payouts are based on a multiple of average earnings depending on the tier, multiplied by the number of years of service for the particular tier. The SERP benefits vest in equal annual installments over six years in order to promote retention. Vesting is accelerated upon a change of control, termination by us without cause, termination for good reason by the officer, and upon reaching normal retirement age.

For purposes of reporting compensation in the SCT in this proxy statement, the introduction of the SERP in 2011 has resulted in the compensation of our CEO and other named executive officers exceeding the median of our peer group. Specifically, the SEC reporting requirements for the SCT result in the reported value of accrued SERP benefits of participants being significantly greater in the first year of the plan, since the rules require presentation of the change in present actuarial benefit from year to year. Thus, the first year reflects the full actuarial value of accrued benefits based on years of service to date since there was no value last year (i.e., the SERP had not yet been adopted). The rules also do not reflect the six year vesting requirements of the SERP, which significantly reduces the amount of benefits to which each participant actually has current rights. Consequently, for 2011, Mr. Shacknai’s total compensation as reported in the SCT is $19,636,817, while if the actual vested benefit were to be reported instead of the full present actuarial value, Mr. Shacknai’s total compensation would equal $8,746,719, and excluding the SERP benefit, Mr. Shacknai’s total compensation would be $6,568,700. Accordingly, we believe that, when reviewing our executive compensation program and our say-on-pay proposal in this proxy statement, our stockholders and advisory groups should strongly consider this impact to the compensation disclosures in the SCT that occurs in the first year only as a result of the adoption of the SERP due to the SEC’s disclosure rules, and that compensation attributed to the SERP in subsequent years will reflect significantly smaller amounts since only annual changes in the accrued benefit amount will be required to be disclosed. Moreover, the SERP valuations do not represent direct compensation to our executives, but instead are post-retirement benefits provided in recognition of and to encourage extensive years of valuable service to Medicis through retirement.

In 2011, we also implemented a net exercise program for all employees, including executive officers, and directors that permits them to settle option exercises directly with us during the last six months of the option term. The program allows employees and directors to tender shares of stock to the Company issuable upon option exercise to cover the exercise price of options (and tax withholding, if applicable), rather than having to sell shares in the open market to pay for the exercise price and tax withholdings, thereby ensuring that option holders do not lose the benefit of their awards when our trading window is closed.

Compensation Philosophy

Our strategy has been to provide the compensation necessary to acquire and retain talented executives with proven skills and abilities, to provide annual incentive bonus opportunities that are tied to the successful accomplishment of our financial goals, and to provide competitive equity compensation that is commensurate with the skills of our executive talent and results delivered, and to tie to the interests of our executives with those of our stockholders. As described in more detail below, our compensation philosophy and objectives emphasize programs and values to our executives that are designed to compensate our executive officers for both our short and long-term performance.

Objective	How it Applies to Medicis’ Executive Compensation Program

Pay for Performance

Provide an objective compensation program that is designed to reward executive officers for the attainment of our financial objectives.

Provide additional cash based bonuses in the Committee’s discretion in recognition of significant accomplishments and performance.

Our annual cash incentive plan rewards achievement of net revenue and adjusted non-GAAP EBITDA objectives, equally weighted, which are pre-established by our Compensation Committee based on the budget that is approved by the board at the commencement of each year.

For 2011, targeted net revenue was $746 million and targeted adjusted non-GAAP EBITDA was $295 million. These represented increases of 9.7% and 31.1%, respectively, over the 2010 target levels, and increases of 6.6% and 6.8%, respectively, over 2010 actual levels.

We ended 2011 with solid financial results, as follows:

• Net revenues* were approximately $713 million (or 95.5% of target); and

• Adjusted non-GAAP EBITDA was approximately $268 million (or 90.9% of target).

In accordance with the pre-established parameters, this resulted in a payment of 95% of target bonus opportunity for 2011 under our annual cash bonus program.

*  Excludes revenues from the acquisition of assets from Graceway Pharmaceuticals, LLC in the fourth quarter of fiscal year 2011.

Pay Mix Emphasizing Variable and at Risk Compensation

Provide a significant majority of our executive total direct pay mix tied to variable and equity compensation. Provide incentives to reward both our short-term and long-term performance. For our Chief Executive Officer, we maintain a higher emphasis on long-term equity compensation to tie his interests more directly with those of our stockholders and to put a greater percentage of his compensation “at risk” based on our performance.

The following chart illustrates the total target direct compensation pay mix for 2011 for our current NEOs.

Objective	How it Applies to Medicis’ Executive Compensation Program

Attraction and Retention

Provide target total direct compensation that enables us to effectively attract and retain on a long term basis high-performing executive talent, reward individual performance and provide a degree of financial security.

Base salaries and annual cash incentive opportunities have historically been set at or above the 75th percentile of our comparable market data, while equity compensation benchmarking targets have fluctuated based on our needs and market conditions to at or above the 60th to 75th percentiles.

Our target total direct compensation is generally between the 60th and 75th percentile of our market data. In establishing 2011 compensation, the Compensation Committee reviewed a report from its compensation consultant demonstrating that target total direct compensation was at approximately the 70th percentile of our peer group.

Effective as of June 1, 2011, we implemented a Supplemental Executive Retirement Plan in order to promote retention and stability among our senior management team, and reward and incentivize individual performance throughout one’s career at Medicis through retirement.

In light of the our performance in 2011, and to continue to align our executive officers’ salaries at the 75th percentile in the market, the Compensation Committee has determined to keep 2012 salaries for our executive officers unchanged from their 2011 levels.

Align with Stockholder Interests

Provide equity based long-term incentive compensation that focuses our executive officers’ efforts on building stockholder value by aligning their interests with the long-term interests of our stockholders and by ensuring that our executive officers have a stake in our long-term success.

We grant time-based restricted stock so that our executive officers are directly aligned with the interests and gains of our stockholders.

We provide a mix of restricted stock, options and stock appreciation rights to our broader employee base to manage burn rate, to create retention incentives and to align their interests with our stockholders.

Our executive officers are required to fulfill meaningful stock ownership guidelines (eight times base salary for our Chief Executive Officer and four times base salary for our other executives) so that they always have a significant amount of worth tied to our success.

Focus on Providing Value

Ensure that executive officers devote their best interests in attracting and negotiating successful business transactions for our stockholders without concern for their personal prospects.

Cash severance benefits and tax gross-up payments are payable only upon certain qualifying terminations and reward the officer for past service and through any change in control transition period. In 2011, we eliminated the tax gross-ups payable to our CEO and to new executive officers. In 2011, we also reduced the maximum multiple for severance and benefit payments for our CEO from four times to three times salary plus bonus. For all of our employees, we provide accelerated equity regardless of whether or not the employee is subsequently terminated, to encourage our staff to be dedicated to the successful completion of a beneficial transaction for our stockholders.

2011 Say-on-Pay Vote; Stockholder Outreach

Medicis provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At Medicis’ annual meeting of stockholders held in May 2011, 78% of the votes cast on our say-on-pay proposal were voted in favor of our executive compensation. While this represents a substantial majority of the votes cast, the Compensation Committee strives for a higher percentage of votes in favor of our executive compensation and understands that certain of our pay practices were considered problematic by certain stockholder advisory groups. The Compensation Committee has taken steps to address such pay practices, including by eliminating tax gross-up benefits for our CEO and new executive officers, reducing the maximum amount payable to our CEO upon a qualifying termination from four times to three times salary plus bonus, and eliminating the automatic term renewal feature in our CEO’s employment agreement. In order to implement these changes, the Compensation Committee deemed it advisable to implement a SERP to offset certain of the foregone benefits and to facilitate the retention of our strong management team. The Compensation Committee believes that our positive 1 year and 3 year TSR, particularly as compared to our peers, as well as our strong financial performance in a year in which we invested in our future through acquisitions and product development, are indicators of the strength of our leadership and the value of providing competitive and retentive compensation packages.

In our proxy statement for the 2011 annual meeting of stockholders, our board recommended that the frequency of future advisory votes on the compensation of our named executive officers should be held every “three years.” At the 2011 annual meetings of stockholders, our stockholders approved, on an advisory basis, every “one year” as the frequency of an advisory vote on the compensation of our named executive officers. In promotion of good governance that is responsive to our stockholders, the board determined that the advisory vote on the compensation of our named executive officers would occur on an annual basis.

The Compensation Committee will continue to consider the outcome of Medicis’ say-on-pay votes, and the expressed concerns of our stockholders, when making future compensation decisions for our named executive officers.

Determination of Compensation

The Compensation Committee annually reviews and determines the compensation to be provided to our executive officers and certain other key employees. Our Chief Executive Officer makes recommendations regarding the compensation packages for the other executive officers. Mr. Shacknai also provides the Compensation Committee with a summary of our annual performance addressing such areas as financial results, product development and sales, research and development programs and accomplishments, regulatory compliance, corporate development activities, organizational staffing, operational efficiency and employee development. The Compensation Committee utilizes this information along with their observations and assessments of Mr. Shacknai and our performance, as well as the market data, to evaluate Mr. Shacknai’s performance and determine his compensation.

In its review of Mr. Shacknai’s recommendations and in establishing each of the elements of total direct compensation for each of our executive officers, the Compensation Committee considers several factors, including each officer’s role and responsibilities, an assessment of our financial performance, Mr. Shacknai’s assessment of each individual’s performance, other significant accomplishments, and the competitive market data applicable to each officer’s position and functional responsibilities. In addition, the Compensation Committee has the authority to retain and terminate an independent, third-party compensation consultant to assist in its administration of compensation.

Competitive Market Data and Independent Compensation Consultant

The Compensation Committee recognizes the importance of designing competitive compensation programs that will continue to attract top-flight executive talent to keep us competitive and reinforce our business strategies, in the best interests of the Company and our stockholders. Since 2010, the Compensation Committee directly retained the services of Compensia as its compensation consultant to understand the competitive practice within the market we compete for talent. Compensia provided no other services to the Company during 2011.

The Compensation Committee, with the help of its compensation consultant and senior management, annually reviews the list of our peer group companies and the criteria and data used in compiling the list, and considers modification to the group. In December 2010, Compensia undertook a review of our 2010 peer group based on the selection criteria set forth in the table below. Based on the targeted criteria, Compensia ultimately generated a list of 16 peer group companies reflecting 14 of the 17 companies from our 2010 peer group, the addition of two new peers and the removal of three of our 2010 peers due to mergers and acquisitions. The targeted criteria are specified in the following table.

Criteria	Pharmaceuticals/Biopharmaceuticals	Medicis
Last 4 Quarters of Revenue	$225 million - $2.0 billion	$671 million
Market Capitalization (at 12/2010)	$545 million - $4.9 billion	$1.6 billion
Employees	200 – 1,800	612
Market Capitalization as a Multiple of Sales	>1.5x	2.4x

The 2011 peer group was approved by the Compensation Committee in February 2011, and includes companies that the Compensation Committee believes compete with us for executive talent and that compete with us in the marketplace. The Compensation Committee believes that our peer group represents an appropriate diversification of companies larger and smaller than us and are closely aligned within our industry. The peer group companies used in the consultant’s presentation, as reviewed by the Compensation Committee in February 2011, are set forth below.

Peer Group Company	Last Four Quarters Revenue(1) ($ in millions)	Market Capitalization(1) ($ in millions)	Employees (at 2010 fiscal year end)	Market Capitalization as a Multiple of Revenue
Alexion Pharmaceuticals	496	7,493	673	15.1x
Allergan	4,834	21,044	8,300	4.4x
Amylin Pharmaceuticals	680	2,086	1,500	3.1x
Biomarin Pharmaceutical	362	2,767	720	7.7x
Cephalon	2,616	4,482	3,026	1.7x
Cubist Pharmaceuticals	641	1,341	600	2.1x
Endo Pharmaceuticals	1,596	3,920	1,487	2.5x
King Pharmaceuticals	1,565	3,535	2,649	2.3x
Myriad Genetics*	369	1,923	870	5.2x
Regeneron Pharmaceuticals	422	2,728	1,029	6.5x
Salix Pharmaceuticals	289	2,665	395	9.2x
United Therapeutics Corp.*	546	3,821	410	7.0x
Valeant Pharmaceuticals	909	10,500	1,291	11.6x
ViroPharma	405	1,365	188	3.4x
Warner Chilcott	2,966	5,993	2,700	2.0x
Watson Pharmaceuticals	3,400	6,698	5,830	2.0x
Median	661	3,678	1,160	3.9x
Medicis	697	1,647	684	2.4x

(1)	Financial data as of January 2011 per Standard & Poor’s Compustat Research Insight.

*	Represents a new company in the peer group for 2011 as compared to 2010. The following companies were eliminated from the 2011 peer group: Biovail Corp. (which merged with Valeant Pharmaceuticals in 2010), Chattem (acquired by Sanofi-Aventis in late 2009) and OSI Pharmaceuticals (acquired by Astellas in 2010).

Benchmarking to our Peer Group

In early 2011, the Compensation Committee reviewed the base salary, target annual cash bonuses, equity based long-term incentives and target total direct compensation of our executive officers as compared to market data prepared by the compensation consultant based on the aforementioned peer group. Compensia derived market ranges at the 25th, 50th and 75th percentiles for each of the aforementioned compensation elements.

The Compensation Committee believes that a threshold characteristic of reasonable compensation is that it be competitive with the compensation of the companies with whom the Company competes for talent. The Compensation Committee has historically provided total target cash compensation that is at or above the 75th percentile of our market data in order to attract and motivate qualified executives in this important period of our growth, while rewarding for performance based on corporate objectives. The components included in total target cash compensation are base salary and target annual bonus. Equity compensation benchmarking targets have fluctuated based on Company needs and market conditions to at or above the 60th to 75th percentiles. Target total direct compensation is generally between the 60th and 75th percentile of our market data. In establishing 2011 compensation, the Compensation Committee reviewed a report from its compensation consultant demonstrating that target total direct compensation was at approximately the 70th percentile of our peer group. The Compensation Committee believes this benchmark is appropriate in order to continue to retain and attract highly qualified and experienced executives and to recognize their contributions to our successes and growth.

Components of Compensation

During 2011, our executive officers’ total direct compensation was composed of base salary, annual performance-based cash bonuses, restricted stock and certain perquisites.

Base Salary

Base salaries support our security objective by providing our executive officers with a degree of financial certainty and stability that is independent of our performance. In order to attract and retain high-performing executive talent and to remain competitive within the marketplace for talent, the Compensation Committee targets base salaries at or above the 75th percentile of our market data. At the commencement of each year, the Compensation Committee reviews and determines the base salaries of our Chief Executive Officer and other named executive officers. Base salaries are also established or reviewed in the case of new hires, promotions or other significant changes in responsibilities. In each case, the salary of an executive officer is determined by the scope and impact of the position to us, individual experience, talents and expertise, tenure with us, cumulative contribution to our success, and individual performance as it relates to effort and achievement of progress by the executive officer toward our immediate and long-term goals. The Compensation Committee also considers the market data received from our compensation consultant in determining appropriate base salary levels.

The base salaries of our executives were increased effective January 1, 2011, as illustrated in the table below. In connection with the re-organization of our management team and related promotions and increases in responsibilities, in July 2010 we increased the salaries of Messrs. Hanson, Peterson and Prygocki. The 2010 salaries shown below are the base salaries as of the end of 2010, after giving effect to the re-organization. The 2011 salary increases were designed to retain our highly talented group of executive officers and in recognition of their contributions, job performance and leadership.

Named Executive Officer	2010 Salary	2011 Salary	Percent Increase	2010 Salary (% of 75th Percentile)
Jonah Shacknai	$1,135,000	$1,181,000	4.1%	112%
Jason D. Hanson	625,000	650,000	4.0%	93%
Richard D. Peterson	555,000	590,000	6.3%	105%
Mark A. Prygocki	670,000	697,000	4.0%	100%
Mitchell S. Wortzman.	480,000	500,000	4.2%	96%

In February 2012, the Compensation Committee determined to keep 2012 salaries for our executive officers unchanged from their 2011 levels, as the salaries are closely aligned with our goal of approximating the 75th percentile in the market, and to provide management with the flexibility to provide greater salary increases for our non-executive employees.

Annual Performance-Based Cash Bonuses

The primary purposes of our annual performance-based cash bonuses are to motivate our executive officers to meet or exceed our annual business and financial objectives and to tie their compensation to our measurable performance.

The Compensation Committee maintains an annual cash bonus program for our executive officers and other specified employees in which the payment of cash bonus awards is contingent upon us achieving one or more specified performance goals pre-established by the Compensation Committee. This program is implemented under our 2006 Incentive Award Plan and is intended to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The target bonus opportunity for an executive officer is expressed as a percentage of the executive’s salary as in effect on the last day of the performance period. The target bonus opportunity for our Chief Executive Officer equals 90% of his salary, and the target bonus opportunity for each of our other named executive officers equals 75% of his salary, which percentages have been in place since 2005. Bonus payments may range from 0% to 200% of the target bonus opportunity. Thus, the maximum bonus award for the Chief Executive Officer could be 180% of his salary and the maximum bonus award for each of the other named executive officers could be 150% of his salary; provided that in no event may any executive officer receive a bonus in excess of $2,000,000.

2011 Company Performance Targets

For fiscal 2011 the performance goals were based on achieving (i) net revenue, and (ii) adjusted non-GAAP EBITDA targets, which performance measures were weighted equally. These are the same performance measures and weightings as have been in place since the plan’s implementation in 2005. The Compensation Committee believes these are the most appropriate performance measures to align the executive’s objectives with our annual operational objectives and the interests of our stockholders, as these measures are intended to encourage top line performance, expense containment and operating profitability. In March 2011, after consulting with senior management and taking into account our business plan, the Compensation Committee set target net revenue for fiscal year 2011 at $746 million and target adjusted non-GAAP EBITDA for fiscal year 2011 at $295 million. The 2011 performance targets represented increases of 6.6% and 6.8% over actual 2010 net revenues and adjusted non-GAAP EBITDA, respectively, and increases of 9.7% and 31.1% over target 2010 net revenues and adjusted non-GAAP EBITDA, respectively. The Compensation Committee considered these increases meaningful in light of the continued uncertain economy, increased generic competition for certain of our products and continuing changes to our regulatory environment, including the FDA’s requirement, effective March 2011, that prescription benzoyl peroxide products that are not approved through a New Drug Application, such as our product TRIAZ®, not be sold as prescription products and our decision consequently to discontinue TRIAZ® in early 2011.

The Compensation Committee also approved elimination of the impact of certain types of charges, expenses and accounting adjustments in determining net revenue and adjusted EBITDA from revenue and EBITDA. Consequently, revenue and EBITDA as reported in our financials for 2011 differed from net revenue performance and adjusted non-GAAP EBITDA performance under our annual cash incentive program. Reconciliation is provided to and approved by the Compensation Committee in connection with the approval of the bonuses payable each year, with the reconciliation for 2011 described in more detail below.

Levels of Achievement of Performance Goals

As shown in the table below and as in previous years, no bonus was payable under the 2011 bonus program if our actual performance was less than 70% of the revenue target and less than 70% of the adjusted non-GAAP EBITDA target. Each performance measure (i.e., net revenue and adjusted non-GAAP EBITDA) is given equal weighting in determining the total bonus payout. Payouts pursuant to each performance measure are determined separately and then combined for the total bonus payable. Threshold payout is based on 70% or greater of target performance for only one criteria, resulting in total payment of 25% of target bonus opportunity (50% performance under one criteria, weighted 50%). At 118% or greater of target performance for net revenue and at 130% or greater of target performance for adjusted non-GAAP EBITDA, a maximum of 200% of target bonus opportunity is payable for that criteria. The Compensation Committee continues to believe these payout thresholds are appropriate in order to establish aggressive yet attainable objectives for net revenue that, if achieved, would result in incentive payout commensurate with results achieved and that the percentage increases for net revenue and adjusted non-GAAP EBITDA are not co-related given the larger amount of net revenue needed to achieve the same higher percentage.

% of Target Achieved for Net Revenue	% of Target Achieved for Adjusted Non-GAAP EBITDA	% of Target Bonus Amount for that Criteria
<70%	<70%	0%
70%	70%	50%
75%	75%	75%
80%	80%	80%
85%	85%	90%
90%	90%	95%
100%	100%	100%
103%	105%	110%
106%	110%	115%
109%	115%	120%
112%	120%	125%
115%	125%	130%
>118%	>130%	200%

2011 Actual Results

For 2011, under our annual cash incentive plan we achieved:

•	net revenue of approximately $713 million, reflecting 95.5% achievement to our net revenue target of $746 million; and

•

adjusted non-GAAP EBITDA of approximately $268 million, reflecting 90.9% achievement against our adjusted non-GAAP EBITDA target of $295 million. Adjusted non-GAAP EBITDA includes several items that are otherwise excluded from our financial reporting of EBITDA of approximately $216 million.

Net revenue and non-GAAP EBITDA did not reflect the impact resulting from the Company’s acquisition of assets from Graceway Pharmaceuticals, LLC in December 2011, including $8.5 million of revenues attributable to such assets in 2011 and $8.34 million of deal fees and operational expenses related to the transaction.

The other adjustments to non-GAAP EBITDA for the year ended December 31, 2011 were approximately as follows:

•	$16.5 million in impairment charges recognized in connection with certain intangible assets;

•	$2.2 million indemnification payment received by Medicis in connection with a legal settlement;

•	$35.5 million of milestone payments to several Medicis partners in connection with various product development agreements; and

•	$2.5 million in charges associated with the settling of two separate legal matters.

Based on 95.5% achievement of our net revenue target, which resulted in earning 95% of the target bonus opportunity for that performance measure, and 90.9% achievement of our adjusted non-GAAP EBITDA target, which also resulted in earning 95% of the target bonus opportunity for that performance measure, and given 50% weighting for each performance measure, a maximum bonus payment equal to 95% of target bonus opportunity was payable and awarded to our NEOs in 2012 based our 2011 financial performance.

For fiscal year 2011, the Compensation Committee reserved discretion to reduce any individual’s bonus to the fullest extent it deemed appropriate based on the individual’s performance or the performance of the individual’s business unit or function, after consideration of such factors as the Compensation Committee deemed appropriate at the end of the fiscal year. For 2011, the Compensation Committee did not reduce any bonus amounts otherwise payable under our bonus program for any of the NEOs.

The Compensation Committee adopted a similar bonus program for our executive officers for the 2012 fiscal year, employing revised net revenue and adjusted non-GAAP EBITDA targets.

Discretionary Bonus.    The Compensation Committee has also determined that from time to time it may be in the best interests of the Company and its stockholders to provide an additional discretionary bonus outside of the annual bonus program based on individual performance or any other performance factors it deems relevant. For 2011, the Compensation Committee did not approve any discretionary bonuses for the executive officers.

Equity Based Long-Term Incentive Awards

The Compensation Committee believes it is essential to provide equity-based compensation and maintain ownership requirements for our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In fiscal year 2011, our NEOs received only restricted stock awards, which has been the practice of the Compensation Committee since 2007. Restricted stock was implemented to help us manage our annual share usage (or burn rate) and to bring our dilution and overhang rates over time closer to median levels as reflected by our peer group. In 2011, the compensation consultant reported that our burn rate for grants made in 2010 was approximately 2.5% (at the 25th percentile of our peer group), while our three year average burn rate was 3.7% (at approximately the 70th percentile of our peer group). In order to address our overhang, in 2009 and 2010 the Compensation Committee awarded stock appreciation rights, payable in cash, to our non-executive employees. In 2011, the Compensation Committee awarded restricted stock to the non-executive employees to provide a more balanced mix of equity awards, while promoting retention and alignment with stockholder interests.

At the commencement of each year, after reviewing the proposals provided by our Chief Executive Officer considering executive performance and tenure, and reviewing the market data prepared by the consultant, the Compensation Committee determines the long-term incentive equity awards for our executive officers, including our Chief Executive Officer, and employees. In recent years, the Compensation Committee has provided equity based long-term compensation to our executive officers at a level between the 50th and 75th percentile of our market data in order to supplement the number of shares available to award to a broader group of high-performing senior management, professionals, and sales and other key employees and to manage our burn-rate. This practice also supported the objective of targeting total direct compensation of our executive officers to between the 60th and the 75th percentile relative to our market data. During 2010 and for 2011, the Compensation Committee benchmarked equity values at or above the 75th percentile of the market data for our executive officers, in order to provide additional retention value, to increase the amount of compensation at risk and tied to stockholder interests and to reward the contributions of our executive team to our growth and performance.

For 2011, the Compensation Committee determined to award Mr. Shacknai and each of our named executive officers with approximately the same value of restricted stock as awarded in 2010, which, due to our higher stock price in 2011, resulted in a lesser number of shares of restricted stock being awarded as compared to 2010. The equity awards granted in 2010 and reviewed by the Compensation Committee in making its 2011 awards, fell between the 60th and 75th percentiles. The restricted stock award issued to each NEO in 2011 as compared to the 75th percentile of the market, based on our January, 2011 market study, is shown in the table below.

Named Executive Officer	Approx. 2011 Grant Value	2011 Number of Shares	2010 Market Position (as % of 75th Percentile)	Approx. 2010 Grant Value	2010 Number of Shares
Jonah Shacknai	$4,000,000	127,673	86%	$4,000,000	176,289
Jason D. Hanson	1,500,000	47,877	77%	1,500,000	66,108
Richard D. Peterson	1,400,000	44,685	93%	1,300,000	57,293
Mark A. Prygocki	1,500,000	47,877	88%	1,500,000	66,108
Mitchell S. Wortzman.	1,100,000	35,110	84%	1,100,000	48,479

The restricted stock awards granted to our Chief Executive Officer typically vest in three equal annual installments commencing on the first anniversary of the grant date or as otherwise provided for by our Compensation Committee. The restricted stock awards granted to our other named executive officers vest over a five year period from the grant date as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%. We believe that the five-year vesting schedule, with 60% vesting in the last two years, aligns our executive officers with our stockholders in achieving our long-term objectives and facilitates executive retention. Vesting of our executive officers’ shares of restricted stock terminates upon a termination of employment and is accelerated in certain circumstances upon a termination of employment as described under “Severance and Change of Control Arrangements” below.

In June 2011, the Compensation Committee and the board adopted a net share settlement program, benefiting all of our employees and directors, and pursuant to which, during the last six months of the term of a stock option, option holders may elect to pay for the aggregate option exercise price (and any applicable tax withholding obligation) with shares of Company common stock issuable upon exercise of the option. This net share settlement program was deemed beneficial as it allows the continued exercise of options during open market trading blackouts (where the inability to exercise may have otherwise resulted in expiration of the option), and it facilitates an effective exercise procedure just prior to option termination.

Stock Ownership Guidelines

We maintain and review on an annual basis meaningful stock ownership guidelines for ownership of our equity by our executives. In accordance with these guidelines, our Chief Executive Officer must maintain equity ownership with a market value equal to eight times his base salary. Our President and each of our Executive Vice Presidents must maintain equity ownership with a market value equal to four times the person’s base salary. Our equity awards provide an opportunity for wealth creation and ownership, which promotes retention, enables us to attract and motivate our executives and ties the executive’s interests with those of our stockholders.

The deadline (“Stock Ownership Deadline”) to maintain 100% of their respective required market values of equity ownership for Messrs. Shacknai, Prygocki and Wortzman was August 1, 2010, and for Mr. Hanson was July 7, 2011. Each of Messrs. Shacknai, Prygocki, Wortzman and Hanson achieved and has maintained the required level of equity ownership as of and since their respective Stock Ownership Deadlines. The chart below summarizes the time frames in which Mr. Peterson must comply with the stock ownership guidelines.

Executive	50% Of The Required Market Value	75% Of The Required Market Value	100% Of The Required Market Value
Richard D. Peterson	April 1, 2011	April 1, 2012	April 1, 2013

To determine progress toward these stock ownership guidelines, each executive’s annual base salary as of December 31st of each year is compared to his accumulated equity ownership on December 31st based on a share price equal to the average closing price of the previous 30 trading days. The chart below summarizes the value owned by each current NEO as of the December 31, 2011 measurement date based on an average closing price for the previous 30 trading days of $32.35. All current NEOs that were subject to our guidelines achieved the required level of equity ownership.

		Holding Requirement as of 12/31/2011		Values as of 12/31/2011
Executive	Base Salary	Guideline Multiple	Dollar Value Required to be Held	$ Value of Unvested Restricted Stock	$ Value of Owned Outright Shares	Total Ownership
Jonah Shacknai	$1,181,000	8X Salary	$9,448,000	$11,755,966	$15,186,648	$26,942,614
Jason D. Hanson	650,000	4X Salary	2,600,000	7,924,989	—	7,924,989
Richard D. Peterson	590,000	2X Salary	1,180,000	5,945,125	454,125	6,399,249
Mark A. Prygocki	697,000	4X Salary	2,788,000	7,757,062	1,370,947	9,128,008
Mitchell S. Wortzman	500,000	4X Salary	2,000,000	5,895,177	2,495,421	8,390,598

Only shares as to which the executive has voting rights are counted toward the satisfaction of the ownership guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the respective market values, fluctuations in stock prices during blackout periods do not cause the executive officer to be out of compliance of these guidelines.

Severance and Change of Control Arrangements

Jonah Shacknai, our Chief Executive Officer

Since July 1996 we have maintained an employment agreement with Jonah Shacknai, our Chairman of the Board and Chief Executive Officer. On June 24, 2011, in connection with the adoption of the SERP, discussed in detail below, the Compensation Committee approved an amended and restated employment agreement (the “Employment Agreement”) with Mr. Shacknai. The Employment Agreement replaces the prior employment agreement (the “Prior Agreement”) with Mr. Shacknai that required notice by June 30, 2011 if either party elected not to renew the agreement (otherwise the Prior Agreement would have automatically renewed for a new five-year term commencing January 1, 2012). The Employment Agreement is based substantially on the Prior Agreement, except as noted below, and provides Mr. Shacknai with varying severance payments and benefits upon termination of employment (1) by Mr. Shacknai for good reason, (2) by Medicis without cause, (3) following a change in control under certain circumstances, and (4) upon death or disability. The Employment Agreement also provides certain other employee benefits and perquisites. The material changes reflected in Mr. Shacknai’s Employment Agreement as compared to the Prior Agreement are as follows:

•

Cash severance payments and continuation of certain benefits following Mr. Shacknai’s termination of employment that are determined based on a multiple that exceeds three times base salary and bonus have been reduced such that the maximum amount payable will be capped at three times salary and bonus.

•

No excise tax gross-up payments will be paid under the Employment Agreement with respect to excess parachute payments resulting from a change in control. The tax gross-up payments are replaced with a best pay limitation. Under the best pay limitation, Mr. Shacknai will be responsible for any excise taxes arising with respect to excess parachute payments under Section 280G of the Internal Revenue Code. If the net amount available to Mr. Shacknai after the payment of the applicable excise taxes is less than the amount that would be remaining if his payments were capped at the maximum amount that could be paid without triggering the excise taxes, his payments will be capped.

•	Guaranteed minimum annual equity awards have been eliminated.

•

The automatic renewal provisions of the Prior Agreement have been eliminated. The term of the Employment Agreement is limited to a period commencing on June 24, 2011 and expiring on June 30, 2016, unless sooner terminated as provided in the Employment Agreement.

•

All equity awards, not just options as in the Prior Agreement, will become fully vested upon a termination without “cause”, resignation for “good reason,” death, disability, expiration of the term of the agreement, certain terminations in connection with a change in control, or, under certain circumstances and regardless of termination, a change in control that results in the dissolution, elimination or modification of the Company’s equity incentive plans.

•

Vesting of equity awards that could otherwise have been accelerated upon signing of an agreement that would result in a change of control will now vest only if the actual change in control transaction is consummated.

•	The Employment Agreement was updated to reflect a current minimum base salary of $1,100,000 per year.

Consistent with the Prior Agreement, Mr. Shacknai will be subject to customary restrictive covenants including non-competition, non-solicitation, and protection of confidential information covenants during his employment and for one year following termination of employment; provided, however, that, the non-competition and non-solicitation covenants will not apply in the event of Mr. Shacknai’s termination of employment in connection with a change in control of the Company and the non-solicitation covenants will not apply in the event of termination of Mr. Shacknai’s employment by the Company for “cause” or by Mr. Shacknai without “good reason.”

The Committee determined that it was in the best interests of Medicis and its stockholders to not permit the automatic renewal of the Prior Agreement and instead to enter into the new Employment Agreement with Mr. Shacknai. The Compensation Committee believes that while the changes collectively represent a substantial diminution in benefits for Mr. Shacknai, these changes are important given the concerns and guidelines of stockholder advisory groups, and in light of recent best practices in the market. In particular, the Compensation Committee considered the elimination of tax gross-up payments, severance payments in excess of three times salary plus bonus and automatic annual issuance of equity awards, as well as the elimination of automatic term renewal provisions, to be valuable concessions by Mr. Shacknai in the negotiations. In making its determinations, the Compensation Committee reviewed in detail financial information relating to the benefits payable under the Employment Agreement and the additional benefits provided by the SERP to help offset the change in benefits under the Employment Agreement. The Compensation Committee also considered the substantial value to the Company that Mr. Shacknai, the Company’s founder, will continue to contribute as Chief Executive Officer, and the importance of retaining Mr. Shacknai for a new five year term and continuing to offer Mr. Shacknai a competitive compensation package

Other Named Executive Officers

In December 2008, we entered into new or amended and restated employment agreements with each of our current named executive officers, other than Mr. Shacknai (the “Employment Agreements”). The Employment Agreements were further amended in June 2010 to make immaterial changes relating solely to (i) updating titles and salaries resulting from the promotions and increased responsibilities for certain named executive officers in connection with our management reorganization effective July 1, 2010 and (ii) limiting the conditions under which a diminution in duties and responsibilities as it relates to termination for “good reason” can occur. The amendment did not increase or extend the term of the agreements. The Employment Agreements provide, in part, for the payment of certain severance benefits, while subjecting the executives to confidentiality, non-solicitation and non-compete covenants. Prior to the effective dates of the Employment Agreements, our named executive officers participated in the Medicis Pharmaceutical Corporation Executive Retention Plan, or retention plan, which has been effective since April 1, 1999 and which provides certain key employees with benefits upon a termination in connection with a change of control. The purpose of the retention plan, which still exists for certain employees who are not named executive officers, and the purpose of the Employment Agreements, is to facilitate the exercise of best judgment in the event of certain change in control transactions and improve our recruitment and retention of key employees. In 2011, the Compensation Committee determined to no longer offer tax gross-up payments in new employment agreements with its executive officers. As a result, the employment agreement of Seth Rodner, our newly appointed executive officer, does not contain any tax gross-up provisions.

Equity Award Acceleration for All Employees

Each of our stockholder approved options plans, other than our 2006 Incentive Award Plan, provides for accelerated vesting in full for all unvested equity awards that are outstanding as of the date of a change of control. The 2006 Incentive Award Plan permits the plan administrator to provide for such accelerated vesting in the individual award agreements, which the Compensation Committee, as the plan administrator, has done. These acceleration provisions apply to equity awards held by all of our employees. We believe that the acceleration of vesting for outstanding stock options and restricted stock is appropriate in a change-in-control scenario because, depending on the structure of a change-in-control transaction, continuing such awards may hinder completion of a transaction that would enhance stockholder value. In addition, it may not be possible to replace such awards with comparable awards of the acquiring company’s stock. We also believe that it would not be fair to our employees if they lost the benefit of these outstanding awards as a result of a value enhancing transaction. The acceleration of such awards may allow the employees to exercise the awards and participate in the change-in-control transaction for the shares received, providing such employees with incentive to effectively and efficiently execute the transaction. In this way, the acceleration of vesting aligns the interests of our executives and employees in a potential change-in-control transaction with those of our stockholders. For these reasons, we believe that the acceleration of the vesting of stock awards upon a change-in-control is beneficial to both our executives and our stockholders.

Supplemental Executive Retirement Program (“SERP”)

We are committed to retaining our talented executive leadership team and attracting top management talent for new opportunities. In the past, the opportunities available to entrepreneurial leaders enabled us to effectively compete for management talent by offering a reasonably attractive combination of salary and cash incentive and equity based incentive compensation. As we mature, we believe we will need a more well-rounded executive compensation program that will help to distinguish us from our competitors.

In connection with this objective, the board and Mr. Shacknai discussed the adoption of a supplemental executive retirement program (the “SERP”) in 2011. They considered that, combined with the basic 401(k) plan that is available to all Medicis employees and the current equity and cash based incentive compensation programs, the SERP would provide our leaders with an opportunity to build meaningful financial security. In addition, we were also in the process of renewing our employment agreement with Mr. Shacknai, and the development of a SERP was part of the total compensation package being considered to compensate for certain modifications to his agreement, including the removal of provisions that would provide substantial benefits to Mr. Shacknai. The board authorized the Compensation Committee to move forward with the development of this new program in a manner that is consistent with the Compensation Committee’s compensation philosophies and objectives.

With the approval of the Compensation Committee, management retained The Hebets Company, consultants specializing in executive compensation and fringe benefits, to assist in the design of the SERP and the related company-owned life insurance program required to finance the obligations arising under the SERP. The Hebets Company did not provide any services to the Company other than these services and certain services to administer the SERP, and worked directly with management to implement the SERP.

The Compensation Committee requested its consultant, Compensia, to review the material terms of the SERP and to advise it regarding market practices and alignment of the SERP with the Company’s compensation philosophies and objectives. Compensia noted that while such programs are not common among Medicis’ peer companies and may invite attention from stockholders, such arrangements are common in the broader marketplace and could prove to be an effective tool to promote executive officer retention, recruitment and stability. Compensia also reviewed with the Compensation Committee the concerns of stockholders and the guidelines of stockholder advisory groups regarding the severance and change in control benefit provisions in Mr. Shacknai’s employment agreement and noted that the introduction of the SERP at the current time could prove helpful in the restructuring of such provisions in the agreement, which was then in the process of renewal.

The Compensation Committee studied the costs of implementing the SERP, paying particular attention to when the current executive officers will first satisfy normal retirement age under the SERP (which ranges from 2015 through 2028, with Mr. Shacknai achieving normal retirement age in 2016). The Compensation Committee also considered the absence of any other type of pension or deferred compensation plan (other than a 401(k) plan available to all employees). Since the current executive compensation program does not include any retirement type program, the Compensation Committee recognized that the predictable retirement benefits provided by the SERP could round out our compensation program’s effectiveness and be both helpful and attractive for purposes of personal financial planning.

The Compensation Committee also reviewed management’s proposed five tier structure and concluded that there were legitimate business reasons for the individualized treatment of the covered participants. In addition, the five tiers were designed to provide parity of benefits among the executive officers. The Compensation Committee also focused on the vesting provisions. After careful review, the Compensation Committee concluded that the vesting provisions would provide substantial retention value. With respect to the acceleration of vesting of benefits upon a change in control and certain other events, the Compensation Committee concluded that this provision was appropriate given the foregone benefits under Mr. Shacknai’s employment agreement, and to promote management’s efforts to embrace and facilitate transactions that are favorable to our stockholders. On June 24th, 2011, after review and discussions with Compensia and management, and in connection with the Compensation Committee’s renewal and modifications to Mr. Shacknai’s employment agreement, the Compensation Committee adopted the SERP.

The SERP provides for five tiers of participation with Messrs. Shacknai, Prygocki and Wortzman in Tier I, Mr. Hanson in Tier III and Mr. Peterson in Tier IV. The retirement benefit payable is based upon a multiple of 2.5%, 10% or 3.125% of average earnings (as defined) for Tiers I, III and IV, respectively, multiplied by the participant’s accrual percentage and then multiplied by the number of years of service, up to the maximum number of years of service for such Tier. Each of the named executive officer’s accrual percentage is 100%, except for Dr. Wortzman, with the maximum number of years of service of 20, 5 and 16 years for Tiers I, III and IV. The benefits are subject to annual vesting of six equal installments, which vesting is accelerated upon a change of control, termination without cause or a termination by the participant for good reason, and upon reaching age 65 with 15 years of service or age 59 1/2 with 20 years of service. The retirement benefits are payable upon normal retirement date, separation from service, death, disability and change of control, as elected by the participant. Normal retirement date is age 65 or earlier at 59 1/2 with 20 years of service. Payout of benefits generally is over 20 years, and if commenced prior to reaching normal retirement date or if paid in a lump sum or in increments of less than 20 years, will be subject to a discount based on annual interest rate of 4%. Similarly, benefits paid out after normal retirement date are subject to interest payment of 4% per year.

Perquisite and Other Benefits

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. We offer to all full and part-time employees a medical plan, dental plan, vision plan and life and disability insurance plans, for which our executive officers are provided the same benefits and are charged the same rates as all other employees. Other perquisites, including reimbursement of travel and entertainment expenses, generally valued at less than $10,000 in aggregate were provided to certain named executive officers (other than our Chief Executive

Officer) during the year. In 2011, we provided certain safety and security benefits to Mr. Shacknai due to heightened security risks, including travel and other off-site security, special protection services and detailed security risk assessments by external security experts. The Compensation Committee believes that Mr. Shacknai’s personal safety and security are of the utmost importance to Medicis’ business and prospects and therefore, the costs associated with such security are appropriate and necessary business expenses notwithstanding any incidental personal benefit to him.

We maintain a 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) plan are voluntary and all employees who are at least 21 years of age are eligible to participate. As of December 31, 2011, approximately 84.3% of our eligible employees participated in this plan. The 401(k) plan permits us to match employee contributions, at 50% of the participant’s elective deferrals up to 6% of the total compensation. The 401(k) plan also allows us to make profit sharing contributions to the plan to be distributed among eligible plan participants on a prorated basis.

Policies and Practices

Equity Awards Granted to Executive Officers

Equity awards granted in 2011 to our executive officers were made on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on March 1, 2011 and in the form of restricted stock awards. The Compensation Committee has adopted a formal policy for the grant of equity awards. Under this policy, equity awards generally will be granted at a quarterly Compensation Committee meeting and the grants will be effective (the grant date) on a subsequent date that falls on the second business day following the announcement of our results for such quarter or annual period. Equity awards also may be granted as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion. Awards of restricted stock and options when so approved are expressed in dollar valuations and the actual number of shares of restricted stock for 2011 was determined on the grant date based on the closing sale price of our common stock on the NYSE on such grant date. As with our current practice, all equity awards will have an exercise price no less than the closing sale price of our common stock on the NYSE on the grant date.

Equity Awards Subcommittee Authorization to Grant Equity Awards to Non-Executive Employees

The Compensation Committee had previously delegated to our Chairman and Chief Executive Officer, as a subcommittee of the board (the “Equity Awards Subcommittee”), the authority to grant equity awards, including options and restricted stock, to non-executive employees. Such authority was subject to the following aggregate and per participant limitations on the number of equity awards that could be granted during the fiscal year: a limit of 40,000 shares of restricted stock and 80,000 options, in the aggregate, and a limit of 5,000 shares of restricted stock and 10,000 options, per participant. Any such awards would vest as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%, and would be subject to our standard terms and conditions for such award. During 2011, no awards were granted pursuant to this authority.

Effective February 10, 2011, the Compensation Committee and board approved an updated equity awards policy to provide for dollar value limits on annual awards by the Equity Awards Subcommittee. Instead of limits based on a fixed number of shares, the Compensation Committee adopted new value limitations in accordance with the updated policy. The new value limitations on the grant of equity awards in 2011 by the Equity Awards Subcommittee are fixed at $250,000 per individual in any one fiscal year and an aggregate award value of $2,000,000 for all individuals in any one fiscal year. The vesting schedule for the equity awards authorized by the Equity Awards Subcommittee is the same as described in the paragraph above. Such equity awards consisting of options can have a term of no more than ten years from the date of grant and stock appreciation rights can have a term of no more than seven years from the date of grant, subject to certain earlier termination provisions under the individual grant notices and award agreements to be entered into between the recipient and the Company. No equity awards were granted by the Equity Awards Subcommittee during 2011.

In connection with the net shares settlement program we adopted in June 2011, the Compensation Committee has authorized a subcommittee comprised of our Chairman and Chief Executive Officer to approve any amendments to equity award agreements deemed necessary or advisable following the receipt of a notice by an optionee holding incentive stock options and electing net share settlement. In the event of any required amendment to an award agreement of the Chairman or Chief Executive Officer, the Chief Financial Officer shall act as the authorized subcommittee.

Tax Effects

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers, to the extent compensation exceeds $1 million per officer in any year. However, performance-based compensation is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the committee that establishes such goals consists only of “outside directors.”

All members of our Compensation Committee are “outside directors” for purposes of Section 162(m). The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our compensation programs. The bonuses paid to our executive officers for the 2011 performance period are intended to be “performance-based compensation” under Section 162(m), while restricted stock awards currently do not qualify as performance-based compensation since their vesting is tied to service with us. With respect to our named executive officers, the tax cost to us for 2011 as result of the operation of 162(m) is summarized in the table below. While the tax impact of any compensation arrangement is one factor to be considered by the Compensation Committee in establishing compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

Executive	Year	Total Non-Deductible Compensation	Tax Cost to Company
Jonah Shacknai	2011	$9,958,254	$3,575,013
Jason D. Hanson	2011	1,010,257	362,682
Mark A. Prygocki	2011	1,657,591	595,075
Mitchell S. Wortzman	2011	957,806	343,852

Sections 4999 of the Internal Revenue Code impose a 20% excise tax on compensation treated as an “excess parachute payment”. An executive officer is treated as having received an excess parachute payment if he receives payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (as defined in Section 4999). Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change in control, certain amounts received by our executive officers could be deemed excess parachute payments. As discussed above, in accordance with existing agreements, we provide certain of our executive officers with tax gross-up payments in the event of a change in control to fully compensate them for the 20% excise tax and any additional taxes resulting from such tax gross-up payment. In 2011 we eliminated tax gross-up payments in our renewed agreement with our Chief Executive Officer and for any new agreements with our executive officers.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2009, December 31, 2010 and December 31, 2011:

Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards(3)	Non-Equity Incentive Plan Compensation (4)	Change in Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (6)	Total
Jonah Shacknai Chairman of the Board, Chief Executive Officer	2011 2010 2009	$1,181,000 1,135,000 1,100,000		— — —	$3,999,995 3,999,997 3,999,990	$1,009,755 1,149,188 1,039,500	$13,068,117 — —	$377,950 17,297 12,168	$19,636,817 6,301,482 6,151,658

Jason D. Hanson Executive Vice President, Chief Operating Officer	2011 2010 2009	650,000 575,000 485,000	$	— 165,000 308,062	1,499,986 1,499,991 1,399,995	463,125 527,344 381,938	4,288,342 — —	16,826 16,642 12,168	6,918,279 2,783,977 2,587,163

Richard D. Peterson Executive Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	590,000 510,000 435,000		— — 27,437	1,399,981 1,299,978 999,995	420,375 468,281 342,563	3,482,455 — —	16,826 11,164 9,956	5,909,637 2,289,423 1,814,951

Mark A. Prygocki President	2011 2010 2009	697,000 620,000 550,000		— — 250,000	1,499,986 1,499,991 1,399,995	496,613 565,313 433,125	4,826,468 — —	16,826 16,642 12,168	7,536,893 2,701,946 2,645,288

Mitchell S. Wortzman (7) Executive Vice President and Chief Scientific Officer	2011 2010	500,000 480,000		— —	1,099,996 1,099,989	356,250 405,000	3,906,973 —	16,826 16,642	5,880,045 2,001,631

(1)	Includes salary deferred under our 401(k) Employee Savings Plan otherwise payable in cash during the year.

(2)	Amounts represent discretionary bonus payments approved by the Compensation Committee based on individual performance.

(3)	The amounts shown represent the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for the 2011 grants, see Note 16 to our 2011 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011; excluding any assumptions for forfeitures. Restricted stock granted to Mr. Shacknai typically vest in three equal annual installments commencing on the first anniversary of grant date. Restricted stock granted to the other executive officer’s generally vest in the following annual installments: 10% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 30% on each of the fourth and fifth anniversaries of the grant date.

(4)	Represents actual bonuses earned under our 2011 Annual Performance Based Cash Bonus Program. For 2011, bonuses earned were based on our achieving approximately 95.5% against target for the net revenue performance goal and approximately 90.9% against target for the adjusted non-GAAP EBITDA performance goal, as adjusted in accordance with the terms of the program. See footnote 1 to the “Grants of Plan-Based Awards” table and “— Compensation Discussion and Analysis — Annual Performance-Based Cash Bonuses” for a more complete description of the bonus program.

(5)

The SERP was adopted effective as of June 1, 2011. The amounts in this column represent the full actuarial present value of each named executive officer’s accumulated benefit under the SERP as of December 31, 2011, the pension plan measurement date for financial purposes. See the Pension Benefits table on page 47 for a list of the assumptions used in calculating these values. In accordance with SEC rules, the full present value of accumulated benefits under the SERP is shown because the SERP was not effective until June 1, 2011. In future years, only the change in actuarial present value from year to year will be reported. As of December 31, 2011, each participant under the SERP was vested in 1/6th of his retirement benefits, with 1/6th vesting per year beginning on June 1, 2011.

(6)	The table below provides additional detail regarding the amounts shown in the “All Other Compensation” column above:

Named Executive Officer	401(k) Plan Profit Sharing ($)(a)	401(k) Plan Company Contributions ($)(b)	Security Services and Equipment ($)(c)	Tax Gross- Ups(d)
Jonah Shacknai	9,476	7,350	356,684	4,440
Jason D. Hanson	9,476	7,350	—	—
Richard D. Peterson	9,476	7,350	—	—
Mark A. Prygocki	9,476	7,350	—	—
Mitchell S. Wortzman	9,476	7,350	—	—

(a)	Includes profit sharing contributions made under our 401(k) Plan during 2011, which are available to all of our permanent employees.

(b)	Includes matching and discretionary contributions made under our 401(k) Plan during 2011, which are available to all of our employees.

(c)	In light of concerns regarding the safety of Mr. Shacknai and his family, we provided safety and security benefits to Mr. Shacknai including travel security and other off-site security, special protection services and detailed security risk assessments by external security experts. The security procedures implemented on Mr. Shacknai’s behalf were assessed by external security experts and deemed necessary and appropriate for the protection of Mr. Shacknai.

(d)	Represents reimbursement of income taxes incurred by Mr. Shacknai in connection with the provision of security services.

(7)	Dr. Wortzman first became a named executive officer in 2010; 2010 figures represent compensation paid to Dr. Wortzman for the full fiscal year.

Narrative to the Summary Compensation Table

Mr. Shacknai’s employment agreement, as amended and restated on June 24, 2011, set his minimum base salary at $1.1 million, to be reviewed annually by the Compensation Committee and increased as appropriate within its discretion, and provides for severance and change in control benefits described below under “Potential Payments Upon Termination or Change-in-Control.”

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2011:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(s)(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum
Jonah Shacknai	3/01/2011	$265,725	$1,062,900	$2,125,800
	3/01/2011				127,673	$3,999,995

Jason D. Hanson	3/01/2011	121,875	487,500	975,000
	3/01/2011				47,877	1,499,986

Richard D. Peterson	3/01/2011	110,625	442,500	885,000
	3/01/2011				44,685	1,399,981

Mark A. Prygocki	3/01/2011	130,688	522,750	1,045,500
	3/01/2011				47,877	1,499,986

Mitchell S. Wortzman	3/01/2011	93,750	375,000	750,000
	3/01/2011				35,110	1,099,996

(1)	Represents potential payouts under our annual performance based cash bonus program for fiscal 2011. The performance goals for the 2011 fiscal year were net revenue (with target performance of $746 million) and adjusted non-GAAP EBITDA (with target performance of $295 million). Actual performance against targets was adjusted to eliminate the effects of certain accounting adjustments, extraordinary expenses and litigation costs. Each performance criteria (i.e., net revenue and adjusted non-GAAP EBITDA) is given equal weighting, with payout pursuant to each performance criteria determined separately and then combined for the total bonus payable. No bonus was payable if our actual performance was less than 70% of target for that criteria. At 70% or greater of target performance, 50% of target bonus opportunity is payable (subject to 50% weighting) for that criteria. Thus, threshold payout is based on 70% or greater of target performance for only one criteria resulting in total payment of 25% of target bonus opportunity. At 118% or greater of target performance for net revenue and at 130% or greater for target performance for adjusted non-GAAP EBITDA, a maximum of 200% of target bonus opportunity was payable for that criteria. Target bonus opportunity is expressed as a percentage of base salary (as in effect at year end), ranging from 75% to 90% of base salary. See “— Compensation Discussion and Analysis — Annual Performance-Based Cash Bonuses” for a more complete description of the 2011 bonus program. The bonuses actually paid under the 2011 bonus program reflect payments equal to 95% of the target bonus opportunity and are reflected in the Summary Compensation Table.

(2)	The issuance of restricted stock is approved in the first quarter of each fiscal year based on performance in the prior fiscal year. In accordance with the terms of his employment agreement in effect on the grant date, the shares of restricted stock issued to Mr. Shacknai vest in a series of three equal annual installments on the anniversaries of the grant date, subject to his continuous employment with us. The restricted stock granted to the other named executive officers vest in a series of annual installments over the five-year period beginning on the grant date, subject to continuous employment with us, as follows: Years 1 and 2 — 10% each; Year 3 — 20%; and Years 4 and 5 — 30% each. Restricted stock is subject to forfeiture upon termination of employment and may not be transferred until vested. Holders of restricted stock have full voting and dividend rights with respect to the shares. No payment is made for the restricted stock.

(3)	The dollar value of the stock shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the closing stock price stock on the date of grant, which for March 1, 2011 was $31.33.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2011:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Jonah Shacknai	30,625	0	$30.05	2/07/2013	363,403	$12,083,150
	126,000	0	32.41	7/21/2015
	280,000	0	38.45	7/16/2014
	280,000	0	29.20	7/31/2013
	280,000	0	18.33	7/11/2012

Jason D. Hanson	0	0	—	—	238,229	7,921,114

Richard D. Peterson(3)	36,000	0	38.45	7/16/2014	183,777	6,110,585

Mark A. Prygocki	38,000	0	32.41	7/21/2015	239,788	7,972,951
	84,000	0	38.45	7/16/2014
	80,157	0	29.20	7/31/2013

Mitchell S. Wortzman.	28,500	0	32.41	7/21/2015	182,233	6,059,247
	63,000	0	38.45	7/16/2014
	63,000	0	29.20	7/31/2013
	63,000	0	18.33	7/11/2012

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the stock awards which are represented in the above table in the aggregate.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule
Jonah Shacknai	3/01/2011	42,558 shares vest on each of 3/01/2012 and 3/01/2013; 42,557 shares vest on 3/01/2014
	3/01/2010	58,764 shares vest on 3/01/2012; 58,763 shares vest on 3/01/2013
	2/27/2009	118,203 shares vest on 2/27/2012

Jason D. Hanson	3/01/2011	4,788 shares vest on each of 3/01/2012 and 3/01/2013; 9,575 shares vest on 3/01/2014; 14,363 shares vest on each of 3/01/2015 and 3/01/2016
	3/01/2010	6,611 shares vest on 3/01/2012; 13,223 shares vest on 3/01/2013; 19,832 shares vest on each of 3/01/2014 and 3/01/2015
	2/27/2009	24,823 shares vest on 2/27/2012; 37,234 shares vest on each of 2/27/2013 and 2/27/2014
	4/04/2008	12,138 shares vest on each of 4/04/2012 and 4/04/2013
	3/07/2007	7,287 shares vest on 3/07/2012

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule
Richard D. Peterson	3/01/2011	4,468 shares vest on each of 3/01/2012 and 3/01/2013; 8,937 shares vest on 3/01/2014; 13,406 shares vest on each of 3/01/2015 and 3/01/2016
	3/01/2010	5,729 shares vest on 3/01/2012; 11,459 shares vest on 3/01/2013; 17,188 shares vest on each of 3/01/2014 and 3/01/2015
	2/27/2009	17,730 shares vest on 2/27/2012; 26,596 shares vest on each of 2/27/2013 and 2/27/2014
	4/04/2008	3,746 shares vest on 4/04/2012; 3,747 shares vest on 4/04/2013
	3/05/2008	3,826 shares vest on 3/05/2012; 3,827 shares vest on 3/05/2013
	3/07/2007	1,460 shares vest on 3/07/2012

Mark A. Prygocki	3/01/2011	4,788 shares vest on each of 3/01/2012 and 3/01/2013; 9,575 shares vest on 3/01/2014; 14,363 shares vest on each of 3/01/2015 and 3/01/2016
	3/01/2010	6,611 shares vest on 3/01/2012; 13,223 shares vest on 3/01/2013; 19,832 shares vest on each of 3/01/2014 and 3/01/2015
	2/27/2009	24,823 shares vest on 2/27/2012; 37,234 shares vest on each of 2/27/2013 and 2/27/2014
	4/04/2008	12,737 shares vest on 4/04/2012; 12,738 shares vest on 4/04/2013
	3/07/2007	7,647 shares vest on 3/07/2012

Mitchell S. Wortzman.	3/01/2011	3,511 shares vest on each of 3/01/2012 and 3/01/2013; 7,022 shares vest on 3/01/2014; 10,533 shares vest on each of 3/01/2015 and 3/01/2016
	3/01/2010	4,848 shares vest on 3/01/2012; 9,696 shares vest on 3/01/2013; 14,544 shares vest on each of 3/01/2014 and 3/01/2015
	2/27/2009	19,503 shares vest on 2/27/2012; 29,255 shares vest on 2/27/2013; 29,256 shares vest on 2/27/2014
	4/04/2008	10,489 shares vest on 4/04/2012; 10,490 shares vest on 4/04/2013
	3/07/2007	4,498 shares vest on 3/07/2012

(2)	Represents the closing price of a share of our common stock on December 30, 2011 ($33.25), the last business day of 2011, multiplied by the number of shares that have not vested.

(3)	18,000 of Mr. Peterson’s options are subject to exercise at the direction of a counterparty to a settlement agreement.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2011. The vesting of stock awards does not indicate the sale of stock by a named executive officer.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Jonah Shacknai	280,000	$3,560,744	214,429	$6,136,438
Jason D. Hanson	—	—	41,149	1,288,547
Richard D. Peterson(3)	85,000	673,897	21,911	638,220
Mark A. Prygocki	67,591	663,061	37,378	1,105,911
Mitchell S. Wortzman	63,000	617,978	27,740	819,715

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents the closing market price of a share of our common stock the date of vesting (or in the case of vesting which occurred on a non-business day the closing price of a share of our common stock on the latest previous business day) multiplied by the number of shares that have vested.

(3)	42,500 of the 85,000 exercised options were exercised at the direction of and for the benefit of a counterparty to a settlement agreement.

Pension Benefits

In 2011, we adopted the SERP, effective as of June 1, 2011, a non-qualified, noncontributory, defined benefit pension plan that provides supplemental retirement income for a select group of officers and other key employees, including the named executive officers. The participants are divided into five Tiers, with Messrs. Shacknai, Prygocki, Rodner and Wortzman as Tier I participants, Mr. Hanson as a Tier III participant, Mr. Peterson as a Tier IV participant and Mr. Ippolito as a Tier V participant. Tier II participants are all non executive officers. The aggregate retirement benefit payable under the SERP is determined based on:

•

a multiple of the participant’s average earnings of (i) 2.5% of average earnings for Tier I participants, (iii) 10% of average earnings for Tier III participants, or (iv) 3.125% of average earnings for Tier IV participants,

•

multiplied by the actual number of years of service with Medicis (rounded to the nearest full year) as of such date up to the Tier’s applicable maximum years of service, which maximum is 20 years for Tier I participants, five years for Tier III participants and 16 years for Tier IV participants. Messrs. Shacknai, Prygocki, Hanson and Peterson have each reached their maximum number of years of service for their Tier.

The maximum annual retirement benefit payable is 50% of average earnings for Tiers I, III, IV and V participants (25% for Tier II participants). Average earnings are based on the highest total cash compensation (base salary plus cash bonus or other cash incentive payments) during any three calendar years of service (regardless of whether the years are consecutive), beginning with the 2009 calendar year.

A participant vests in 1/6th of his or her retirement benefit per plan year, effective as of the first date of the plan year. The plan year runs from June 1 to May 31. Thus, as of June 1, 2011, each participant was vested in 1/6th of his or her benefit. A participant becomes fully vested in his or her accrued retirement benefit upon: (i) a change in control; (ii) involuntary termination of employment without cause; (iii) termination by the participant for good reason; and (iv) the participant’s normal retirement date if he or she has 15 years of service and has not had a separation from service as of such date.

The vested accrued retirement benefit will generally be paid in annual payments over a period not to exceed 20 years, as elected by the participant, upon the following events, as elected by the participant:

•	The participant’s “normal retirement date.” The normal retirement date occurs on the first day of the month following age 65 or earlier, at age 59 1/2 with 20 years of service; or

•	The participant’s separation from service with us, subject to a reduction in the benefit payable in the event the separation occurs prior to the normal retirement date; or

•	A change in control.

Notwithstanding any such election, benefit distributions will commence upon a participant’s death or disability.

As of December 31, 2011, none of our executive officers qualified for a normal retirement date. In the event of a separation from service prior to the normal retirement date, or in the event of an election to be paid in less than 20 annual installments, the amount payable under the SERP will be discounted by an annual 4% interest rate. In the event of distribution payments commencing after normal retirement date, such participant will receive interest at an annual 4% interest rate.

If a participant remains employed subsequent to a change in control, the participant may continue to accrue benefits even if the participant elected to have his or her accrued benefits paid as of the change in control. Similarly, a participant will continue to accrue benefits following any distribution of benefits upon reaching his or her normal retirement date. In each such event, the accrual of such benefits cannot exceed the maximum number of years of service for his or her Tier.

In the event a Tier III participant (currently, Mr. Hanson) terminates employment prior to July 1, 2017 for any reason other than death, disability, a material involuntary change in duties/responsibilities, or in connection with a change in control, 5% of his or her vested accrued benefit will be forfeited.

The following table summarizes the actuarial present value of each of our named executive officer’s accumulated benefits under the SERP as of the December 31, 2011 pension plan measurement date. No payments were made during the year ended December 31, 2011.

Name	Number of Years Credited Service	Present Value of Accumulated Benefits(1)(2)
Jonah Shacknai	20	$13,068,117
Jason Hanson	5	4,288,342
Richard Peterson	16	3,482,455
Mark Prygocki	20	4,826,468
Mitchell Wortzman	15	3,906,973

(1)

The present value of accumulated benefits is based on payments commencing at the normal retirement date at age 59 1/2 with 20 years of service or age 65, whichever occurs earlier, discounted by 4% per year.

(2)	The accumulated benefits are subject to 1/6th per year vesting requirements. As of December 31, 2011, 1/6th of the accumulated benefits were vested.

Potential Payments Upon Termination or Change-in-Control

Equity Awards

Our equity incentive plans and award agreements evidencing options and shares of restricted stock granted to our employees, including our named executive officers, provide that all such options and shares of restricted stock shall vest in full upon a change of control. In general, change of control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 50% of the securities of the surviving entity, or (iv) a complete liquidation or dissolution of us or a sale of substantially all of our assets.

SERP

Under the SERP, a participant vests in 1/6th of his or her retirement benefit per plan year, effective as of the first date of the plan year. The plan year runs from June 1 to May 31. Thus, as of June 1, 2011, each participant was vested in 1/6th of his or her benefit. A participant becomes fully vested in his or her accrued retirement benefit upon (i) a change in control; (ii) involuntary termination of employment without cause; (iii) termination by the participant for good reason; and (iv) the participant’s normal retirement date if he or she has 15 years of service and has not had a separation from service as of such date. A participant’s normal retirement date is age 65, or age 59 1/2 with twenty years of service, subject to certain exceptions. A participant’s vested accrued benefit is payable upon a change of control. A change of control under the SERP is generally defined as (a) the acquisition by any person or group of beneficial ownership of 49% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding securities; (b) certain changes in the composition of our board of directors; or (c) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 75% of the securities or combined voting power of the surviving entity, or where no person will beneficially own 49% or more of the securities or combined voting power of the surviving entity, or where existing directors constitute at least a majority of the members of the board of the surviving entity.

Jonah Shacknai, our Chairman and Chief Executive Officer

Since July 1996, we have maintained an employment agreement with Jonah Shacknai that provides varying severance payments and benefits upon termination of employment (a) by Mr. Shacknai for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. On June 24, 2011, in connection with the adoption of the SERP, discussed above, the Compensation Committee approved an amended and restated employment agreement with Mr. Shacknai. The employment agreement replaces the prior employment agreement with Mr. Shacknai and expires on June 30, 2016.

Pursuant to the employment agreement, Mr. Shacknai is entitled to receive certain severance benefits in the event of certain terminations of his employment. The actual level of benefits Mr. Shacknai would receive depends upon the circumstances surrounding his termination of employment, as follows:

•

Change in Control Termination.    In the event (i) a “change in control” of Medicis occurs, and (ii) Mr. Shacknai is not appointed as Chairman and Chief Executive Officer of the surviving entity (or to such other position as may be acceptable to Mr. Shacknai) or Mr. Shacknai’s principal office is moved to a location that is more than thirty miles away from its location immediately prior to the change in control, and (iii) he resigns within the six months following the effective date of the change in control (which we refer to as a “change in control termination”), Mr. Shacknai will receive:

•

an amount equal to three times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination; plus (B) the average annual bonus paid to him during the three years preceding his termination; plus,

•	a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus.

Should any of the payments made pursuant to such termination subject Mr. Shacknai to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, Mr. Shacknai will be responsible for payment of such excise taxes. If the net amount available to Mr. Shacknai after the payment of the applicable change-in-control excise taxes is less than the amount that would be remaining if his payments were capped at the maximum amount that could be paid without triggering the change-in-control excise taxes, his payments will be capped.

•

Involuntary or Good Reason Termination.    In a situation that does not qualify as a change in control termination, if Mr. Shacknai’s employment is terminated by Medicis for any reason other than for “cause,” or if Mr. Shacknai resigns for “good reason” (which we refer to as an “involuntary/good reason termination”), he will be entitled to receive:

•	a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus, plus,

•

an amount equal to the number of months remaining in the term of his employment agreement divided by twelve, multiplied by the sum of (A) his annual base salary at the highest rate in effect during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination; provided, that, the severance amount will not exceed three times the sum of the amounts set forth in (A) plus (B) above.

•	Death. If Mr. Shacknai’s employment is terminated by his death, we will continue to pay his salary to his estate at the then-current rate for a period of twenty-four months following his death.

•

Disability.    If Mr. Shacknai’s employment is terminated due to his disability, we will continue to pay his base salary, at the then-current rate for a period of twenty-four months following his termination, and 50% of that base salary for the balance of the term of his employment agreement, but in no event less than an additional period of twelve months.

Additional Benefits.    In the event of a termination of employment under any of the circumstances described above or in the event of expiration of the term of the employment agreement, all equity awards then held by Mr. Shacknai will automatically vest upon such termination and will remain exercisable for their full term.

If there is a change in control termination or an involuntary termination, we will pay Mr. Shacknai (i) a stipend of $75,000 annually for administrative support and services for a period of three years following his date of termination or, if longer, for the balance of the term of his employment agreement; and (ii) an amount necessary to offset any other damages Mr. Shacknai may suffer as a result of our termination of his employment including damages for any loss of benefits Mr. Shacknai would have received if he remained employed by us for the remainder of the term of his employment agreement and all legal fees and expenses incurred by Mr. Shacknai in contesting or disputing his termination or in seeking to obtain or enforce any right or benefit provided by his employment agreement. In the event of a termination of employment under any of the circumstances described above other than for cause or voluntary resignation, we are required to maintain continued benefits for three years. In the event of a termination of employment under any of the circumstances described above other than for cause, we are required to maintain continued health and dental coverage for the remainder of Mr. Shacknai’s life. Given the contingent nature of any payments referenced in (ii) above, we have not valued them in the table set forth below.

In the event that a change in control results in dissolution of our equity incentive plans and Mr. Shacknai remains employed by the successor entity, Mr. Shacknai can elect to participate in the successor entity’s plans or receive a cash payment for his equity awards in our company. The cash payment would include an amount equal to (i) the average present value of all options and stock appreciation rights awarded to Mr. Shacknai in the prior three years, (ii) the cash equivalent of any restricted stock, restricted stock units or other stock payments as if such equity awards were unrestricted stock at the time of the change in control, and (iii) an additional cash amount (grossed up) to cover all taxes required to be paid by Mr. Shacknai on the amounts described in (i) and

(ii). In addition, the cash payment would include an amount equal to the value of 0.5% of the fully diluted capitalization of the company on the day prior to the change in control multiplied by the number of years (including fraction thereof) remaining in the term of his employment agreement. A prorated portion of this payment would be paid on each anniversary of the change in control until the end of his employment agreement provided that Mr. Shacknai remains employed by the successor entity through such payment dates or has been terminated without cause. Given the contingent nature of this cash payment, we have not valued it in the table set forth below.

Unless Mr. Shacknai is terminated for cause or voluntarily resigns without good reason, we will provide for a period of three years following his date of termination, benefits under all employee benefit plans and programs in which he is entitled to participate immediately prior to his date of termination or, in the event his participation is not permitted under the terms of one or more of such plans and programs, benefits substantially similar to the benefits he would otherwise have been entitled to receive or the economic equivalent of such benefits. At the end of such period of coverage, Mr. Shacknai may choose to have assigned to him, without cost and without apportionment of prepaid premiums, any assignable insurance policy owned by us which relates to him specifically.

Payment and Term.    Generally, all payments are lump sum payments payable within five to 30 days following termination. If we determine that any payments or benefits provided to Mr. Shacknai may become subject to Section 409A of the Internal Revenue Code, we may delay any such payment for a period of up to six months after Mr. Shacknai’s termination of employment, as required by Section 409A, in order to avoid potentially adverse tax consequences to Mr. Shacknai. Any such deferred amounts will receive interest.

The agreement expires on June 30, 2016, unless sooner terminated as provided in the employment agreement. Mr. Shacknai may terminate the employment agreement prior to the end of the term. The agreement provides that during his employment and for a period of one year following termination for reasons other than a change in control of Medicis, Mr. Shacknai will not engage in, consult with or be employed by any competing business (as defined). The agreement also contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

Definitions.    For these purposes, a “change in control” generally occurs if we merge with, or sell or otherwise dispose of all or substantially all of our assets or stock to, or we are acquired by, another corporation or entity. “Good reason” is defined as (i) the failure to continue the appointment of Mr. Shacknai as our Chairman and Chief Executive Officer, (ii) the reduction of Mr. Shacknai’s annual salary below his then-current base salary, (iii) the material diminishing of Mr. Shacknai’s duties or responsibilities as our Chairman and Chief Executive Officer, (iv) the assignment to Mr. Shacknai of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer, or (v) the relocation of Mr. Shacknai’s principal office to a location that is more than thirty miles away.

For the purposes of Mr. Shacknai’s employment agreement, “cause” shall mean: (i) the conviction of the executive for a felony involving fraud or moral turpitude; (ii) the executive’s engaging in activities prohibited by the non-compete provisions of the agreement; (iii) the executive’s frequent willful gross neglect (other than as a result of physical, mental or emotional illness) of his duties and responsibilities under the agreement that has a material adverse impact on the business or reputation of the company; or (iv) the executive’s willful gross misconduct that has a material adverse impact on the business or reputation of the company.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Mr. Shacknai under his employment agreement. The payments were determined presuming that the following events each occurred on December 31, 2011, the last day of fiscal 2011: (a) a change in control termination, (b) a change in control, (c) an involuntary termination without cause or resignation for good reason, (d) death, (e) disability, or (f) a voluntary or mutual termination with or without good reason. Excluded are: (i) benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our disability insurance policies; (ii) prorated bonus for the year of termination, since the triggering event occurs on the last day of the performance period, as of which date Mr. Shacknai has earned the full bonus; (iii) the value of the vested benefits that are payable upon death, disability and separation from service following Mr. Shacknai’s normal retirement date of age 59 1/2; and (iv) any reduction in pay due to the “best-pay provision” related to any excise taxes that Mr. Shacknai may incur in the event of a change in control termination or an involuntary/good reason termination that closely follows a change in control. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment, Mr. Shacknai will receive the amounts reflected below:

Trigger	Salary and Bonus(1)	Value of Equity Award Acceleration(2)	Acceleration of SERP Benefits(3)	Continuation of Employment Benefits(4)	Stipend for Administrative Support(5)	Total Value
Change in Control Termination	$6,746,438	$12,083,150	$10,890,098	$665,529	$337,500	$30,722,715
Change in Control, no Termination	—	12,083,150	10,890,098	—	—	22,973,248
Involuntary/Good Reason Termination	6,746,438	12,083,150	10,890,098	665,529	337,500	30,722,715
Death	2,362,000	12,083,150	—	—	—	14,445,150
Disability	2,952,500	12,083,150	—	626,933	—	15,662,583
Voluntary or Mutual Termination	—	—	—	626,933	—	626,933

(1)	In the case of a change in control termination or an involuntary/good reason termination, represents a sum equal to three times Mr. Shacknai’s highest base salary in the last twelve months and average annual bonus amounts paid in 2009-2011 earned for prior year’s performance. In the case of death, represents an amount equal to two times current base salary. In the case of disability, represents an amount equal to 2.5 times current base salary.

(2)	Represents the intrinsic value of the accelerated vesting of unvested restricted stock, based on the closing price of our common stock on December 30, 2011 of $33.25. The intrinsic value of accelerated vesting of stock options is zero because Mr. Shacknai did not have any outstanding unvested stock options as of December 31, 2011.

(3)	Reflects the portion of the retirement benefit that accelerates derived for December 31, 2011, based on 5/6th of the actuarial present value of the accumulated benefits. The remaining 1/6th of the accumulated benefits was vested at June 1, 2011, and, at the election of Mr. Shacknai, would be payable as of the acceleration date. The total value of the accumulated benefits is listed in the Pension Table on page 47.

(4)	Amount reflects continued medical and dental benefits provided to Mr. Shacknai and certain family members for the life of Mr. Shacknai, calculated using current COBRA costs, and for a change of control and qualifying termination and an involuntary/good reason termination also includes the value of the loss of additional benefits, such as life and disability insurance and 401(k) and profit sharing contributions that otherwise would have been provided under the employment agreement for the remainder of the term of his employment agreement.

(5)	Represents an annual stipend of $75,000 for administrative support over the remaining 4.5 years of the term of Mr. Shacknai’s employment agreement, which is payable in the event of a change in control termination, or in the event of an involuntary termination not in connection with a change in control, but is not payable in the event of a good reason resignation not in connection with a change in control.

Other Current Named Executive Officers

In December 2008, we entered into new or amended and restated employment agreements with each of our current named executive officers, other than Mr. Shacknai (the “Employment Agreements”). The Employment

Agreements were further amended in June 2010 to make immaterial changes relating solely to (i) updating titles and salaries resulting from the promotions and increased responsibilities for certain named executive officers in connection with our management reorganization effective July 1, 2010 and (ii) limiting the conditions under which a diminution in duties and responsibilities as it relates to termination for “good reason” can occur. The amendment did not increase or extend the term of the agreements. The Employment Agreements provide, in part, for the payment of certain severance benefits, while subjecting the executives to confidentiality, non-solicitation and non-compete covenants, as described below. Prior to the effective dates of the Employment Agreements, our named executive officers participated in the Medicis Pharmaceutical Corporation Executive Retention Plan, or retention plan, which has been effective since April 1, 1999 and which provided certain key employees with benefits upon a termination in connection with a change of control. The purpose of the retention plan, which still exists for certain employees who are not named executive officers, and the purpose of the Employment Agreements, is to facilitate the exercise of best judgment in the event of certain change in control transactions and improve our recruitment and retention of key employees.

Terminations without Change in Control and without Cause.    In the event of a termination of the executive’s employment without “cause” or by executive for “good reason,” and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of:

•	two times the highest rate of such executive’s annual base compensation in effect during the three year period immediately preceding the effective date of termination, plus

•	two times the highest annual bonus received by such executive in the three year period immediately preceding the effective date of termination, plus

•

a prorated bonus for the year in which the termination occurs determined based on a fraction of the highest annual bonus received by the executive in the three year period immediately preceding the effective date.

Death or Disability.    In the event of a termination of the executive’s employment by us due to death or disability, and provided that the executive (or executive’s estate) has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of (i) one year’s base compensation as then in effect and (ii) the highest annual bonus received by the executive in the three year period immediately preceding the effective date of termination.

Additional Benefits.    In addition, in the event of a termination of the executive’s employment without cause or by executive for good reason, or a termination of executive’s employment due to death or disability:

•	all unvested stock options, restricted stock and other equity-based awards held by the executive will immediately vest as of the date of such termination;

•	the executive will receive, in a lump sum payment, an amount equal to twenty-four months of applicable COBRA premiums for the executive and the executive’s covered dependents;

•

the executive will receive a lump sum cash payment, in lieu of two years of life and disability coverage under our policies equal to four hundred percent of the total premiums that would be paid by us and the executive pursuant to our policies; and

•

the executive will receive a lump sum cash payment equal to the value of the retirement pension to which the executive would have been entitled under our pension plan, excess benefit plan and supplemental retirement plan, if any, if the executive’s employment had continued for an additional period of twenty-four months, reduced by the present value (determined as of the executive’s normal retirement date) of the executive’s actual benefits under our pension plan, excess benefit plan and supplemental retirement plan.

Effects of Change In Control.    In the event of a “change in control,” all unvested stock options, restricted stock and other equity-based awards granted to the executive will immediately vest and become exercisable immediately prior to the consummation of the change in control.

In addition to the severance payments and benefits to which the executive may become entitled pursuant to a termination without cause or by the executive for good reason described above, if the executive’s employment is so terminated in connection with a change in control, and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, the executive shall also be entitled to the following payments and benefits:

•

if the executive’s employment is terminated due to death or disability subsequent to the announcement of a change in control or on or within twelve months following the consummation of the most recent change in control, a lump sum payment equal to two times the sum of (i) the highest rate of the executive’s annual base compensation in effect during the three year period immediately preceding the effective date of the termination, plus (ii) the highest annual bonus received by the executive in the three year period immediately preceding the effective date of the termination, minus an amount equal to the amount otherwise payable under the employment agreement in the event of the executive’s termination due to death or disability;

•

reimbursement for all legal fees and expenses incurred by the executive as a result of his termination of employment, unless the executive’s claim is determined by a court to be frivolous or without merit; and

•

the forfeiture provisions of any stock option agreements with the executive regarding our right to profits from the exercise of options within three years of the executive’s termination shall be null and void.

In the event that any payment or benefit received by an executive in connection with a change in control or termination of the executive’s employment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of applicable taxes, will equal the total payments that the executive would have received absent such excise tax.

Termination for Cause.    In the event the executive is terminated for cause, we shall pay to the executive three installment payments, each of which will be in an amount equal to 1/12th of the executive’s annual base compensation as of the effective date of the termination, provided that executive is not otherwise in material breach of any of the provisions of his or her employment agreement. We also may elect, in consideration for the executive’s agreement to extend a post-termination non-compete agreement, to pay an additional amount based on 1/12th of the executive’s highest annual base compensation in the three year period immediately preceding the effective date of termination plus 1/12th of the executive’s highest annual bonus during the three year period immediately preceding the effective date of termination, multiplied by a multiplier to be determined by us, which may not exceed twenty-one. In the table below, we have not valued any of these payments as they are subject to the discretion of the board and may vary from person to person.

Payment Provisions.    All payments are to be made in a lump sum and are generally payable in accordance with the short term deferral rules of Section 409A of the Internal Revenue Code requiring payments be made by the 15th day of the third month following the taxable year in which there no longer is a substantial risk of forfeiture of such amounts. All payments are subject to the executive executing a general release in favor of us and the executive’s compliance with confidentiality, non-solicitation and non-compete covenants.

Definitions.    For the purposes of the Employment Agreements, “cause” means the board’s reasonable determination that one or more of the following conditions exist (i) the executive has been convicted of or pled guilty or nolo contendere to any felony; (ii) the executive has committed one or more acts of theft, embezzlement or misappropriation against the company; (iii) the executive has failed to substantially perform the executive’s duties (other than such failure resulting from the executive’s incapacity due to physical or mental illness), or failed to exercise appropriate diligence, effort and skill, in either case, which failures are not cured within thirty (30) days following written notice; (iv) the executive has materially breached his obligations under the employment agreement, which breach was not remedied within thirty days; or (v) the executive has engaged in willful misconduct towards us or in any conduct involving moral turpitude that is demonstrably injurious to the business or our reputation.

For the purposes of the Employment Agreements, “good reason” is defined as (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report; (iv) a material change in the geographic location of the executive’s principal office; (v) during the twenty-four (24) month period following the most recent change in control, we amend (in a manner materially adverse to the executive) or terminate any of our performance-based bonus or incentive plan in which the executive participates immediately prior to the effective date of a change in control and pursuant to which the executive receives a material amount of the executive’s compensation, without providing a replacement benefit or program of substantially similar value; or (vi) any other action or inaction that constitutes a material breach by us of the employment agreement.

For the purposes of the Employment Agreements, “change in control” generally means the occurrence of any of the following: (i) the acquisition by any individual, entity or group of 49% or more of the then outstanding common stock of the company or the combined voting power of the then outstanding securities of the company generally entitled to vote in the election of directors, (ii) individuals who, as of the date of the Employment Agreements, constitute the board of the company, or the incumbent board, ceasing to constitute at least a majority of the board (except for incumbent board members whose election or nomination for election is approved by at least a majority of the incumbent board), or (iii) a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of the company; in the case of each of (i), (ii) and (iii) subject to exceptions, limitations and further description as set forth in the Employment Agreements.

Table Regarding Amounts Payable.    In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under their Employment Agreements. The payments were determined presuming that the following events each occurred on December 30, 2011, the last business day of fiscal 2011: (a) a change in control and qualifying termination, (b) a change in control, (c) a without cause/good reason termination, or (d) death or disability prior to a change of control (disability that occurs within 12 months following a change in control pays out like a change in control and qualifying termination). Excluded are (i) benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our disability insurance policies; (ii) prorated bonus for the year of termination, since the triggering event occurs on the last day of the performance period, as of which date the executive has earned the full bonus; and (iii) the value of the vested benefits that are payable upon death, disability and separation from service following the normal retirement date of age 65 or earlier, at age 59 1/2 with 20 years of service. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officers will receive the amounts reflected below:

	Trigger	Salary(1)(2) and Bonus	Value of Equity Award Acceleration(3)	Acceleration of SERP benefits(4)	Continuation of Employment Benefits(5)	280G Tax Gross-up(6)	Total Value
Jason D. Hanson	Change in Control and Qualifying Termination(7)	$2,684,688	$7,921,114	$3,573,618	$55,325	$3,891,486	$18,126,231
	Change in Control , no Termination	—	7,921,114	3,573,618	—	2,486,712	13,981,444
	Without Cause/Good Reason Termination	2,684,688	7,921,114	3,573,618	55,325	—	14,234,745
	Death or Disability	1,342,344	7,921,114	—	55,325	—	9,318,783
Richard D. Peterson	Change in Control and Qualifying Termination(7)	2,116,562	6,110,585	2,902,046	54,821	3,188,904	14,372,918
	Change in Control , no Termination	—	6,110,585	2,902,046	—	2,075,660	11,088,291
	Without Cause/Good Reason Termination	2,116,562	6,110,585	2,902,046	54,821	—	11,184,014
	Death or Disability	1,058,281	6,110,585	—	54,821		7,223,687
Mark A. Prygocki	Change in Control and Qualifying Termination(7)	2,760,250	7,972,951	4,022,057	55,325	4,101,644	18,912,227
	Change in Control , no Termination	—	7,972,951	4,022,057	—	2,658,130	14,653,138
	Without Cause/Good Reason Termination	2,760,250	7,972,951	4,022,057	55,325	—	14,810,583
	Death or Disability	1,380,125	7,972,951	—	55,325		9,408,401
Mitchell S. Wortzman	Change in Control and Qualifying Termination(7)	1,810,000	6,059,247	3,255,811	55,325	3,143,885	14,324,268
	Change in Control , no Termination	—	6,059,247	3,255,811	—	2,187,553	11,502,611
	Without Cause/Good Reason Termination	1,810,000	6,059,247	3,255,811	55,325	—	11,180,383
	Death or Disability	905,000	6,059,247	—	55,325	—	7,019,572

(1)	In situations other than death or disability before a change in control, represents an amount equal to two times the highest rate of salary in effect during the three year period preceding December 31, 2011, plus two times the highest annual bonus received by executive in the 2009-2011 period earned for prior year’s performance. In the case of death or disability before a change in control, represents an amount equal to one year of executive’s then current base salary plus the highest annual bonus received by executive in the 2009-2011 period.

(2)

Excludes payments that may be made in the event of a termination for cause due to a failure to perform his duties that has not been cured within thirty days following notice of such failure, in which event we will pay each of Mr. Hanson, Mr. Peterson, Mr. Prygocki and Dr. Wortzman 1/12th of his current base salary on each of the 30th, 60th and 90th day after such termination, for a total payment of $162,500, $147,500, $174,250 and $125,000, respectively. We have not valued any of the optional payments we may make on termination of an executive for cause as these payments are subject to the discretion of the board and may vary from person to person.

(3)	Represents the intrinsic value of the accelerated vesting of each executive’s unvested restricted stock, based on the closing price of our common stock on December 30, 2011 of $33.25. None of the executives had any outstanding unvested stock options as of December 31, 2011.

(4)	Reflects the portion of the retirement benefit that accelerates, derived for December 31, 2011 based on 5/6th of the actuarial present value of the accumulated benefits. The remaining 1/6th of the accumulated benefits was vested at June 1, 2011, and, at the election of the executive, would be payable as of the acceleration date. The total value of the accumulated benefits is listed in the Pension Table on page 47.

(5)	Represents an amount equal to (i) two years of COBRA coverage, based on the current COBRA monthly premium rates in effect for executive and his dependents plus (ii) an amount equal to four-times the current premiums paid by us and executive for life and disability insurance.

(6)	A “gross-up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment,” resulting from a change in control. The excise tax amount and payment determinations are based on our best estimate of each executive’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2011. For purposes of the tax gross-ups payments resulting from the introduction of the SERP, we have presumed that the IRS would treat the full benefit as accelerating upon a change of control, instead of the 5/6th acceleration called for by the plan. The SERP acceleration valuations used for the tax gross-ups are set forth below.

Acceleration of SERP Benefits for 280G Calculations

Name	Acceleration Value
Jason Hanson	$4,288,342
Richard Peterson	3,482,455
Mark Prygocki	4,826,468
Mitchell Wortzman	3,906,973

(7)	A qualifying termination includes involuntary terminations, good reason resignations, and terminations due to death or disability if within the time period surrounding a change in control, as provided in the agreement

Stock Option and Compensation Committee Report

The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Stock Option and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2012 annual meeting of stockholders and incorporated by reference in our 2011 annual report on Form 10-K.

The Stock Option and Compensation Committee of the Board of Directors

Spencer Davidson (Chair)

Arthur G. Altschul, Jr.

Lottie H. Shackelford

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights under all of our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan approved by stockholders(1)	2,817,967	$29.92	4,958,505
Plans not approved by stockholders(2)	1,283,538	34.35	—

Total	4,101,505	$31.31	4,958,505

(1)	Represents options outstanding and shares available for future issuance under the 2006 Incentive Award Plan. Also includes options outstanding under the 2004, 1998, 1996, 1995 and 1992 Stock Option Plans, which have been terminated as to future grants.

(2)	Represents the 2002 Stock Option Plan, which was implemented by our board of directors in November 2002. The 2002 Plan was terminated on May 23, 2006 as part of the stockholders’ approval of the 2006 Incentive Award Plan, and no options can be granted from the 2002 Plan after May 23, 2006. Options previously granted from this plan remain outstanding and continue to be governed by the rules of the plan. The 2002 Plan was a non-stockholder approved plan under which non-qualified incentive options have been granted to our employees and key consultants who are neither our executive officers nor our directors at the time of grant. The board of directors authorized 6,000,000 shares of common stock for issuance under the 2002 Plan. The option price of the options is the fair market value, defined as the closing quoted selling price of the common stock on the date of the grant. No option granted under the 2002 Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with us. As of December 31, 2011, the weighted average term to expiration of these options is 2.2 years. All of these options are fully vested as of December 31, 2011.

ITEM 3

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

At our 2011 annual meeting of stockholders held on May 17, 2011, our stockholders approved, on an advisory basis, every “one year” as the frequency of an advisory vote on the compensation of our named executive officers. The board had recommended every “three years” as the frequency. In light of this result and in promotion of good governance that is responsive to our stockholders, the board determined that the advisory vote would occur on an annual basis. Therefore, we are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer, our next three highest paid executives), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 23.

Our executive compensation programs are designed to enable us to attract, motivate and retain highly qualified executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders.

The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement and executive-related compensation tables for more information.

We have set the tone of responsive corporate governance from the top down by entering into a revised employment agreement with our Chief Executive Officer designed to respond to the concerns of our stockholders and advisory groups regarding our change in control pay practices.    During 2011, we successfully re-negotiated the employment agreement with Jonah Shacknai, our Chief Executive Officer, in material part, to (1) eliminate his tax gross-up payments and implement a best pay limitation; (2) reduce the maximum payout cap for severance payments from four times salary plus bonus to three times salary plus bonus; (3) eliminate the automatic renewal provisions; and (4) eliminate guaranteed minimum annual equity awards. These changes were made in order to be responsive to the concerns of stockholders and advisory groups regarding change in control pay practices and in light of our approximately 78% approval on our say on pay vote for 2010.

Beginning in 2011, we have eliminated tax gross-up provisions from all new executive officer agreements.    Consistent with our commitment to being responsive to the concerns of stockholder advisory groups, we determined to omit tax gross-up provisions from all new executive officer agreements. As such, the employment agreement we entered into with Seth Rodner, who was promoted to an executive officer position effective January 1, 2011, did not provide for any tax gross-up payments.

We return value to our stockholders.    Our total stockholder return of the 1-year and 3-year periods ending December 31, 2011 was 25% and 35% respectively, and we ranked 52% and 71%, respectively, among our peer group. In light of our strong performance and as part of the renegotiation of the employment agreement of our

Chief Executive Officer to compensate for certain of the foregone rights, we adopted a supplemental executive retirement plan (“SERP”). We believe the SERP provides important retention value for our strong leadership team.

We emphasize pay-for-performance and subject a significant amount of our named executive officers’ pay to our performance.    Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and incentive-based programs. Our performance-based cash bonus program rewards short-term performance; while our equity awards, in the form of restricted stock vesting over time periods of three to five years, reward long-term performance and align the interests of management with those of our stockholders. Approximately 81% of 2011 compensation of our Chief Executive Officer and on average approximately 75% of 2011 compensation of our other named executive officers, in the form of target cash bonuses and equity awards, was at risk, variable and tied to our short and long term performance. The performance goals under our bonus program focus on net revenue growth and increases in adjusted non-GAAP EBITDA, key elements that drive total stockholder return. We increased the target performance levels for 2011 net revenue and adjusted non-GAAP EBITDA by approximately 9.7% and 31.1%, respectively, over the 2010 target levels and by 6.6% and 6.8%, respectively, over the 2010 actual results. In fiscal year 2011, the Company achieved 95.5% and 90.9% of the pre-established target levels for net revenues and adjusted non- GAAP EBITDA, respectively. All bonuses for 2011 were paid in accordance with the formulas established under our annual incentive plan.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders.    We believe that equity awards reward long-term performance and, coupled with our meaningful mandatory stock ownership guidelines, align the interests of management with those of our stockholders. The five year vesting of our equity awards serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. Equity awards are a key component of our executive compensation program. We continued our emphasis on equity awards in 2011, with awards of restricted stock representing between approximately 55% and 64% of our named executive officers’ total target compensation opportunity. These restricted stock awards serve to motivate our named executive officers to lead the Company to achieve longer-term financial goals that are expected to lead to increased stockholder value. The time requirements for vesting serve as a strong retention tool and further align the financial interests of our executives with those of our stockholders.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices.    As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from an independent, third-party compensation consultant, which provided no services to us in 2011 other than those provided directly to or on behalf of the Compensation Committee. In addition, our Compensation Committee has adopted rigorous stock ownership guidelines, a long-standing insider trading policy, a written policy regarding the granting of equity awards, and an annual process to assess the risks related to our company-wide compensation programs.

The next stockholder advisory vote on our executive compensation will occur at the 2013 annual meeting of stockholders.

Board Recommendation

Our board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Medicis approve, on an advisory basis, the compensation of Medicis’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Medicis’ audited consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011 and the notes thereto.

Responsibilities.    The Audit Committee operates under a written charter adopted by the board. The role of the Audit Committee is to oversee our financial reporting process on behalf of the board. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent registered public accountants, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management.    The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Registered Public Accountants.    The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Medicis’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting and Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Conclusion.    Based on the review and discussions referred to above, the Audit Committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Audit Committee of the Board of Directors

Stuart Diamond (Chair)

Philip S. Schein, M.D.

Arthur G. Altschul, Jr.

Independent Registered Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2011 and 2010 as follows:

Type of Fees	Fiscal 2011	Fiscal 2010
Audit Fees	$1,156,940	$927,342
Audit-Related Fees	128,000	61,085
Tax Fees	192,602	156,916
All Other Fees	—	137,831

Total	$1,477,542	$1,283,174

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

This category includes fees related to business combination review procedures. We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2011.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent registered public accountants and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal years 2011 and 2010, all audit fees, audit-related fees, and tax fees were approved by the Audit Committee directly.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young LLP for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Medicis (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

There has not been any transaction or series of related transactions to which we were a participant in the 2011 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2011 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a), except that Mitchell Wortzman, our Executive Vice President, Chief Scientific Officer, filed late a Form 4, reporting one transaction involving the exercise of 3,710 stock options.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2013 proxy statement, your proposal must be received by us no later than December 5, 2012, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.    Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2013 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 15, 2013 and no later than February 14, 2013. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, or contact Investor Relations by telephone at (480) 291-5854. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Stock Option and Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

MEDICIS PHARMACEUTICAL CORPORATION

Seth L. Rodner

Executive Vice President, Chief Legal Officer and

Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256-2740 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 2 Philip S. Schein, M.D. 1 Arthur G. Altschul, Jr. The Board of Directors recommends you vote FOR proposals 2 and 3: Ratification of the selection of Ernst & Young LLP as independent registered public accountants of Medicis for the fiscal year ending December 31, 2012. 3 Advisory vote to approve the compensation of our named executive officers, as described in the proxy materials. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes No For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000133664_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . MEDICIS PHARMACEUTICAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 15, 2012 9:30 a.m. local time Scottsdale Resort and Conference Center 7700 East McCormick Parkway Scottsdale, Arizona This proxy is solicited by the Board of Directors of Medicis Pharmaceutical Corporation for use at the Annual Meeting of Stockholders of Medicis Pharmaceutical Corporation to be held on Tuesday, May 15, 2012 (“Annual Meeting”). This proxy when properly executed will be voted as you specify on the reverse side. If no direction is made, the proxy will be voted: (a) ‘‘FOR’’ the election of the two nominees for director named in Item 1 and (b) in accordance with the recommendations of the Board of Directors on the other matters listed on the reverse side of this card; and at their discretion on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. By signing the proxy, you revoke all prior proxies and appoint Jonah Shacknai, Jason D. Hanson and Mark A. Prygocki, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000133664_2 R1.0.0.11699